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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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HCP, Inc.
(Name of Registrant as Specified In Its Charter)

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HCP, Inc.

3760 Kilroy Airport Way, Suite 300
Long Beach, CA 90806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 22, 2010

NOTICE IS HEREBY GIVEN that the 2010 annual meeting of stockholders (the "Annual Meeting") of HCP, Inc. (the "Company") will be held at the Long Beach Marriott, 4700 Airport Plaza Drive, Long Beach, CA 90815, on Thursday, April 22, 2010, at 9:30 a.m., California time, for the following purposes:

  (1)
  To elect to the Board of Directors the ten (10) nominees named in the attached Proxy Statement to serve until the Company's 2011 annual meeting of stockholders and until their successors are duly elected and qualified;

  (2)
  To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending December 31, 2010;

  (3)
  To consider a stockholder proposal regarding a majority vote standard for director elections, if properly presented at the meeting; and

  (4)
  To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only holders of record of the Company's common stock, par value $0.01 per share, as of the close of business on March 2, 2010, are entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof.

You are cordially invited to attend the meeting in person. Your vote is important to us. Whether or not you expect to attend the Annual Meeting, please submit your proxy as soon as possible. If you attend the Annual Meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors

Edward J. Henning Corporate Secretary
Long Beach, California March 12, 2010

HCP, Inc.

PROXY STATEMENT
2010 Annual Meeting of Stockholders
To Be Held on April 22, 2010

This Proxy Statement is being furnished by HCP, Inc. to our stockholders in connection with our Board of Directors' solicitation of proxies for use at our 2010 annual meeting of stockholders to be held on April 22, 2010, and at any and all adjournments or postponements thereof (the "Annual Meeting"). References in this Proxy Statement, unless the context requires otherwise, to "HCP," the "Company," "we," "our," "ours" and "us" refer to HCP, Inc. and our consolidated subsidiaries. Our principal executive offices are located at 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806. The approximate date on which these proxy materials are first being sent or made available to our stockholders is March 12, 2010.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and our 2009 Annual Report on Form 10-K are available on the Internet at http://materials.proxyvote.com/HCP. You can also view these materials at www.proxyvote.com by using the 12-digit control number provided on your proxy card or Notice of Internet Availability.

QUESTIONS AND ANSWERS ABOUT THE MEETING

  Q: What is the Notice of Internet Availability of Proxy Materials that I received in the mail this year instead of a full set of proxy materials?

    A:
    In accordance with rules adopted by the Securities and Exchange Commission (SEC), we may furnish proxy materials, including this Proxy Statement and HCP's 2009 Annual Report to Stockholders, by providing access to these documents on the Internet instead of mailing a printed copy of our proxy materials to our stockholders. Based on this practice, most of our stockholders have already received a Notice of Internet Availability of Proxy Materials (the "Notice"), which provided instructions for accessing our proxy materials, including this Proxy Statement, at the website address referred to in the Notice or to request to receive printed copies of the proxy materials by mail or electronically by email.

      If you would like to receive a paper or email copy of our proxy materials for our Annual Meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice. We believe the delivery options that we have chosen this year will allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing printed copies.

  Q: What is being voted on?

    A:
    At the Annual Meeting, stockholders will be asked to vote on:

    •
    the election to the Board of Directors of the ten (10) nominees named in this Proxy Statement to serve until the 2011 annual meeting of stockholders or until their successors are duly elected and qualified;

    •
    the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending December 31, 2010; and

    •
    a stockholder proposal regarding a majority vote standard for director elections, if properly presented at the meeting.

      We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See "How will voting on any other business be conducted?" below.

  Q: How does the Board recommend I vote on these proposals?

    A:
    The Board of Directors recommends a vote:

    •
    FOR the election of the following ten nominees to the Board of Directors: James F. Flaherty III, Christine N. Garvey, David B. Henry, Lauralee E. Martin, Michael D. McKee, Harold M. Messmer, Jr., Peter L. Rhein, Kenneth B. Roath, Richard M. Rosenberg and Joseph P. Sullivan;

    •
    FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2010; and

    •
    AGAINST the stockholder proposal regarding a majority vote standard for director elections.

  Q: Who is entitled to vote?

    A:
    The record date for the Annual Meeting is March 2, 2010. Holders of record of HCP's common stock as of the close of business on that date are entitled to vote at the Annual Meeting.

  Q: How can stockholders vote?

    A:
    If your shares are registered directly in your name, you are considered the "stockholder of record" with respect to those shares. As a stockholder of record:

      You may vote via the Internet.    You can vote by proxy over the Internet by following the instructions provided in the Notice or on the separate proxy card if you have received a printed set of the proxy materials.

      You may vote via the telephone.    You can submit your vote by proxy over the telephone by following the instructions provided on the separate proxy card if you received a printed set of the proxy materials.

      You may vote by mail.    If you received a printed set of the proxy materials, you can submit your vote by completing, signing and returning the separate proxy card in the prepaid and addressed envelope.

      You may vote in person at the meeting.    All stockholders of record may vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting.

      If, like most stockholders, your shares are held by a bank, broker or other nominee (that is, in "street name"), you are considered the beneficial owner of your shares and you should refer to the instructions provided by your bank, broker or nominee regarding how to vote. In addition, because a beneficial owner is not the stockholder of record, you may not vote shares held by a bank, broker or nominee in street name at the Annual Meeting unless you obtain a "legal proxy" from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the meeting.

      Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to vote your shares so that your vote will be counted if you later are unable to attend the Annual Meeting.

  Q: Can I revoke my proxy?

    A:
    Yes. Any stockholder of record has the power to revoke his or her proxy at any time before it is voted by:

    •
    filing with our Corporate Secretary, before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

      •
      properly submitting a proxy on a later date prior to the Annual Meeting, unless an earlier deadline is specified in the Notice or proxy card you received (only the latest proxy submitted by a stockholder by Internet, telephone or mail will be counted); or

      •
      attending the Annual Meeting and voting in person; attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

      For shares held in street name, you may revoke a proxy by submitting new voting instructions to the bank, broker or nominee holding your shares or, if you have obtained a legal proxy from the bank, broker or nominee giving you the right to vote the shares at the Annual Meeting, by attending the meeting and voting in person.

  Q: How many shares are eligible to vote at the Annual Meeting?

    A:
    As of the close of business on the record date of March 2, 2010, there were 293,845,421 shares of HCP common stock outstanding and eligible to vote at the Annual Meeting. There is no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote at the Annual Meeting.

  Q: How is a quorum determined?

    A:
    A quorum refers to the number of shares that must be in attendance at an annual meeting of stockholders to lawfully conduct business. The representation, in person or by properly executed proxy, of the holders of a majority of the shares of HCP common stock entitled to vote at the Annual Meeting constitutes a quorum at the meeting. Your shares will be counted for purposes of determining whether a quorum exists for the Annual Meeting if you returned a signed and dated proxy card or voting instruction form, if you submitted a proxy or voting instructions by telephone or the Internet, or if you vote in person at the Annual Meeting, even if you abstain from voting on any of the proposals. In addition, if you are a street name holder, your shares may also be counted for purposes of determining whether a quorum exists for the Annual Meeting even if you do not submit voting instructions to your broker.

  Q: What is required to approve each proposal?

    A:
    Once a quorum has been established, directors are elected by a plurality of the votes cast by holders of shares entitled to vote on the election of directors at the Annual Meeting. This means that the individuals who receive the largest number of votes are selected as directors up to the maximum number of directors to be elected at the meeting. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

      HCP has adopted a policy whereby any nominee for director who receives a number of WITHHOLD votes greater than 50% of the shares of HCP common stock entitled to vote at the annual meeting will tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to our Board of Directors the action to be taken with respect to such offer of resignation.

      The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2010.

      The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required to approve the stockholder proposal regarding a majority vote standard for director elections.

  Q: How will votes be counted at the Annual Meeting?

    A:
    In the election of directors, you may vote FOR all of the director nominees or you may WITHHOLD your vote with respect to one or more of the director nominees.

      On all other matters submitted for a vote at the Annual Meeting, you may vote FOR, AGAINST or ABSTAIN. Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the proposal and therefore will have no effect on the outcome of the vote.

      If you are a street name holder and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on matters designated as routine under the rules of the New York Stock Exchange ("NYSE"). However, a broker cannot vote shares held in street name on matters designated as non-routine by the NYSE, unless the broker receives voting instructions from the street name holder. The stockholder proposal regarding a majority vote standard for director elections is considered a non-routine matter under NYSE rules. In addition, beginning this year, pursuant to recent amendments to the NYSE rules, the election to the Board of Directors of the ten nominees named in this Proxy Statement is considered a non-routine matter. Accordingly, if you are a street name holder and do not submit voting instructions to your broker, your shares will constitute broker non-votes and will not be voted with respect to the election of directors or the stockholder proposal. The proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2010 is considered routine under NYSE rules and therefore may be voted upon in the discretion of your broker if you do not submit voting instructions to your broker.

  Q: How will shares be voted if a stockholder does not give specific voting instructions in the proxy or voting instruction form submitted by the stockholder?

    A:
    If you submit a proxy or voting instruction form but do not indicate your specific voting instructions on one or more of the proposals listed above in the notice of meeting, your shares will be voted as recommended by the Board of Directors on those proposals.

  Q: How will voting on any other business be conducted?

    A:
    Although the Board of Directors does not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder's properly submitted proxy gives authority to the proxy holders to vote on those matters at their discretion.

  Q: How will the votes be counted?

    A:
    Votes cast by proxy or in person at the Annual Meeting will be counted by a representative of Broadridge Financial Solutions, Inc., HCP's appointed inspector of elections for the meeting.

  Q: Who will bear the costs of this solicitation?

    A:
    The costs of the solicitation of proxies will be borne by HCP. In addition to solicitation by mail, directors and officers of HCP, without receiving any additional compensation, may solicit proxies personally or by telephone. HCP will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so. HCP has retained the services of Georgeson Inc., for a fee of $9,000 plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies.

 PRINCIPAL STOCKHOLDERS

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the only persons known by us to beneficially own more than 5% of our common stock were as follows:

		Shares Beneficially Owned

Name of Beneficial Owner	Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

The Vanguard Group, Inc.	100 Vanguard Blvd. Malvern, PA 19355	28,206,632(1)	9.6%

BlackRock, Inc.	40 East 52nd Street New York, NY 10022	23,704,954(2)	8.1%

State Street Bank and Trust Company	One Lincoln Street Boston, MA 02111	14,522,068(3)	5.0%

(1)
Share and beneficial ownership information for The Vanguard Group, Inc. ("Vanguard") is given as of December 31, 2009, and was obtained from a Schedule 13G/A filed on February 4, 2010 with the SEC. Vanguard has sole voting power over 466,993 shares, sole dispositive power over 27,788,639 shares and shared dispositive power over 417,993 shares of our common stock. Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 417,993 shares as a result of serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

(2)
Share and beneficial ownership information for BlackRock, Inc. ("BlackRock") is given as of December 31, 2009, and was obtained from a Schedule 13G filed on January 29, 2010 with the SEC. On December 1, 2009, BlackRock completed its acquisition of Barclays Global Investors, NA and certain of its affiliates (collectively, the "BGI Entities"). As a result, the BGI Entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings. According to the Schedule 13G, BlackRock has sole voting power and sole dispositive power over 23,704,954 shares of our common stock. The Schedule 13G states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of our common stock but that no one person's interest in our common stock is more than five percent of the total outstanding common shares.

(3)
Share and beneficial ownership information for State Street Bank and Trust Company ("State Street") is given as of December 31, 2009, and was obtained from a Schedule 13G/A filed on February 9, 2010 with the SEC. State Street has sole voting power and shared dispositive power over 14,522,068 shares of our common stock.

 BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Directors of the Company

Every member of our Board of Directors, with the exception of Mr. Flaherty, our Chief Executive Officer ("CEO"), is independent under the NYSE rules. The Nominating and Corporate Governance, Finance and Risk Management, Audit, and Compensation Committees are comprised entirely of independent directors within the meanings of applicable NYSE and SEC rules.

In recommending director nominees for selection by the Board, the Nominating and Corporate Governance Committee considers a number of factors, which are described in more detail below under "Committees of the Board and Corporate Governance—Director Nominees." In considering these factors, the Nominating and Corporate Governance Committee and the Board consider the fit of each individual's skills with those of other directors, to build a board of directors that is effective, collegial and responsive to the needs of the Company.

Set forth below is a brief biographical description of each of our nominees for election as directors, all of whom currently serve as directors. This description includes the principal occupation of and directorships held by each director for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the conclusion that each director should serve as a member of the Board of Directors.

James F. Flaherty III.    Mr. Flaherty, 52, has been Chairman of our Board of Directors since May 2005, our CEO since May 2003, and our President and a member of our Board of Directors since joining us in October 2002. Prior to joining HCP, he was affiliated with Merrill Lynch & Co. for 19 years, serving in a variety of investment banking, capital markets and private equity functions in New York, London and Los Angeles and was head of Merrill Lynch's Global Health Care Group. Mr. Flaherty is a member of the Board of Trustees of the University of Notre Dame and sits on the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). He also previously served on the Board of Directors of Quest Diagnostics Incorporated. Mr. Flaherty has been an executive officer of HCP for over seven years and brings to the Board an intimate knowledge of the Company's day-to-day operations, which gives him a detailed understanding of the Company's business strategy and operations that is invaluable to the Board. In addition, his prior investment banking and finance experience, particularly in the healthcare industry as head of Merrill Lynch's Global Health Care Group, provides particular expertise to our Board as it considers the Company's investment opportunities and capital needs.

Christine N. Garvey.    Ms. Garvey, 64, was the Global Head of Corporate Real Estate Services at Deutsche Bank AG from 2001 to 2004, where she continues to provide consulting services since her departure. Prior to that, she served as Vice President, Worldwide Real Estate and Workplace Resources at Cisco Systems, Inc. and as Group Executive Vice President at Bank of America. Ms. Garvey has served as a member of the Board of Trustees of ProLogis (NYSE:PLD), a real estate investment trust ("REIT"), since September 2005 when Catellus Development Corporation, where she had been a member of the Board since 1995, merged into a subsidiary of ProLogis. She is also a member of the Board of Directors of UnionBanCal Corporation, Maguire Properties, Inc. (NYSE:MPG), a REIT, and Toll Brothers, Inc. (NYSE:TOL) and served on the Board of Directors of Hilton Hotels Corporation through October 2007. Ms. Garvey brings to the Board extensive operational expertise from her 25 years of real estate management experience and a valuable perspective gained through her experience serving as a director and audit committee member of other NYSE-listed public companies.

David B. Henry.    Mr. Henry, 61, has been President of Kimco Realty Corporation (NYSE:KIM), a REIT ("Kimco"), since November 2008, Kimco's Chief Executive Officer since December 2009 and Vice Chairman of its Board of Directors since May 2001. Mr. Henry joined Kimco in 2001 as Vice Chairman and Chief Investment Officer after 23 years at GE where he was Chief Investment Officer and Senior Vice President of GE Capital Real Estate and Chairman of GE Capital Investment Advisors. At GE, he was

responsible for helping to manage real estate investments totaling more than $20 billion in 11 countries worldwide. Mr. Henry also serves on the Board of Directors of TRI, Inc., an affiliate of Local Initiatives Support Corporation, a non-profit company, and Fairfield County Bank, a $1.6 billion community bank in Ridgefield, Connecticut. He also serves as a trustee of the International Council of Shopping Centers. Mr. Henry's extensive real estate investment experience, gained from his management of real estate investments for significant public companies for a period of more than 30 years, brings to the Board a comprehensive understanding of the REIT industry.

Lauralee E. Martin.    Ms. Martin, 59, has been the Chief Operating and Financial Officer and on the Board of Directors of Jones Lang LaSalle Incorporated (NYSE:JLL), the world's leading real estate services and money management firm, since 2005. She joined Jones Lang LaSalle in 2002 as Chief Financial Officer after 15 years with Heller Financial, Inc. where she was Chief Financial Officer and President of the Real Estate Finance Division. Since 2004, Ms. Martin has served as a director of KeyCorp (NYSE:KEY), one of the nation's largest bank-based financial services companies. She also served on the Board of Directors of Gables Residential Trust, a REIT, from 1994 through 2005. Ms. Martin's experience in key operational and finance roles at Jones Lang LaSalle and Heller Financial, Inc. over more than 20 years provides the Board with significant operational and financial expertise with specific application to the real estate industry.

Michael D. McKee.    Mr. McKee, 64, has been Chief Executive Officer of Kennedy Associates Real Estate Counsel, L.P. ("Kennedy"), one of the largest privately-owned real estate investment advisory firms in the United States, since 2010. Mr. McKee retired in September 2008 as the Chief Executive Officer and Vice Chairman of the Board of Directors of The Irvine Company, a privately-held real estate development and investment company. He had been an executive officer of The Irvine Company since 1994. Prior to that, he was a partner with the law firm of Latham & Watkins LLP from 1986 to 1994. Mr. McKee is a director of Realty Income Corporation (NYSE:O), a REIT, and serves on the Board of Directors of the Tiger Woods Foundation. He also previously served as a director of Mandalay Bay Group. Mr. McKee's real estate experience with Kennedy and The Irvine Company as well as his legal background bring to our Board the perspective of a business leader who has evaluated operational and business issues similar to those facing the Company.

Harold M. Messmer, Jr.    Mr. Messmer, 64, has been Chairman and Chief Executive Officer of the global staffing firm Robert Half International Inc. (NYSE:RHI) since 1986. In addition to its professional staffing services, RHI is the parent company of Protiviti, a leading internal audit and business risk consulting firm. Mr. Messmer was named Morningstar's 2003 CEO of the Year and Ernst & Young's 2007 Entrepreneur of the Year. He is also a member of the Executive Council of the Medical Center of UCSF (University of California San Francisco). He was also an attorney with the law firm of O'Melveny & Myers LLP from 1970 to 1981, specializing in mergers and acquisitions. Mr. Messmer's experience as chief executive officer of an NYSE-listed public company for more than 20 years and legal background provide valued leadership on the Board.

Peter L. Rhein.    Mr. Rhein, 68, has been a general partner of Sarlot and Rhein, a real estate investment partnership, since 1967 and a co-managing member of BBC Properties, LLC, a real estate investment and development company, since October 2001. From 1970 until 1984, he was employed in various capacities by Wells Fargo Realty Advisors and its affiliates. Since 2004, Mr. Rhein has served as a director of Cohen & Steers, Inc. (NYSE:CNS), one of the nation's largest managers of real estate mutual funds. He is a certified public accountant and his extensive real estate investment and development experience over the past 40 years provides the Board with valuable insights regarding the commercial real estate market. This experience, combined with his long-time board and audit committee service with HCP, gives Mr. Rhein a detailed understanding of the Company and makes him a valuable resource to our Board.

Kenneth B. Roath.    Mr. Roath, 74, joined HCP at its inception in March 1985, as President and Chief Operating Officer, prior to its becoming a public company. From 1988 until May 2003, he was also our Chief Executive Officer. He has been our Chairman Emeritus since May 2005, and was previously

Chairman of our Board of Directors since 1988. Prior to its being acquired in August 2007, Mr. Roath served on the Board of Directors of Spirit Finance Corporation (NYSE:SFC), a REIT. He has also previously served on the boards of Arden Realty, Inc. and Franchise Finance Corporation of America, both REITs, and is a past Chairman of NAREIT. Mr. Roath's tenure and leadership experience with HCP since the Company's inception brings to the Board a unique perspective with respect to the Company's business strategy and operations.

Richard M. Rosenberg.    Mr. Rosenberg, 79, served as Chairman and Chief Executive Officer of BankAmerica Corp. from 1990 until his retirement in 1996. Prior to joining BankAmerica Corp. in 1987, Mr. Rosenberg served as President and Chief Operating Officer of Seattle First National Bank and Seafirst Corp. He also served as Vice Chairman and Director of Wells Fargo Bank and was with that organization for 22 years. Mr. Rosenberg is Chairman of the Board of Governors of the UCSF Foundation, a member of the Board of Governors of the Buck Institute for Age Research and serves as a Trustee of the California Institute of Technology. He also serves on the Board of Directors of several non-profit organizations, including the San Francisco Symphony. Mr. Rosenberg's executive management experience in the banking industry over the course of more than 21 years, particularly as Chairman and Chief Executive Officer of Bank of America, provides the Board with an invaluable perspective on various corporate, capital markets and financial matters impacting HCP.

Joseph P. Sullivan.    Mr. Sullivan, 67, is Chairman of the Board of Advisors of RAND Health. From March 2000 through March 2003, he served as Chairman of the Board and Chief Executive Officer of Protocare, Inc., a healthcare clinical trials and consulting organization. Mr. Sullivan was Chairman of the Board, Chief Executive Officer and President of American Health Properties, Inc., a REIT, from 1993 until HCP's acquisition of American Health Properties in 1999. He also serves as a member, and previously served as Chairman, of the Board of Advisors for UCLA Medical Center. He is a Director of Amylin Pharmaceuticals, Inc. (NASDAQ:AMLN), a biopharmaceutical company, Maguire Properties, Inc. (NYSE:MPG), an office building REIT, AutoGenomics, an early stage private company developing a fully automatic laboratory machine for protemic and genetic testing, and Cymetrix, Inc., a provider of customized revenue cycle solutions to hospitals and healthcare networks. Mr. Sullivan served as a director of Covenant Care, Inc., a provider of long term care services, from 2000 until March 2006. He also has 20 years of investment banking experience with Goldman Sachs. Mr. Sullivan's executive experience with American Health Properties, Inc., combined with his extensive background in investment banking and the healthcare industry, provides the Board with significant expertise relevant to the Company's business.

Executive Officers of the Company

The following sets forth biographical information regarding our executive officers, other than Mr. Flaherty, whose biographical information is set forth above.

Paul F. Gallagher.    Mr. Gallagher, 49, became our Executive Vice President—Chief Investment Officer in May 2006 after joining us as Executive Vice President—Portfolio Strategy in October 2003. From 1988 until he joined HCP, Mr. Gallagher was employed by GE Capital Real Estate, including most recently as Managing Director of its Strategic Ventures department.

Edward J. Henning.    Mr. Henning, 57, became our Executive Vice President—General Counsel and Corporate Secretary in January 2007. In addition, he became our Chief Administrative Officer in January 2008. From 1995 until January 2007, Mr. Henning served as our Senior Vice President, General Counsel and Corporate Secretary. He joined us in 1994 as Vice President, Senior Legal Counsel and Corporate Secretary. Previously, Mr. Henning was Vice President and Legal Counsel at Weyerhaeuser Mortgage Company in Los Angeles, California from 1992 to 1994. Prior to that, he was in private practice at Latham & Watkins in Los Angeles, California from 1984 to 1992 where he represented HCP, Inc. on various real estate transactions.

Thomas M. Herzog.    Mr. Herzog, 47, became our Executive Vice President—Chief Financial Officer in April 2009. From 2005 until he joined HCP, Mr. Herzog served as the Executive Vice President and Chief Financial Officer of Apartment Investment and Management Company ("AIMCO"), a S&P 500 REIT headquartered in Denver, Colorado. He joined AIMCO as Senior Vice President and Chief Accounting Officer in 2004. From 2000 to 2004, Mr. Herzog was with GE Capital Real Estate, where he served as Chief Accounting Officer and Global Controller of a $30 billion real estate operation from 2002 to 2004 and Chief Technical Advisor from 2000 to 2002. Prior to this time, Mr. Herzog worked at Deloitte & Touche LLP for ten years.

Thomas D. Kirby.    Mr. Kirby, 63, became our Executive Vice President—Acquisitions and Dispositions in January 2009. Mr. Kirby previously served as our Senior Vice President—Acquisitions and Valuations since February 2006. Prior to that time, he served as Vice President—Acquisitions and Valuations of HCP since November 1998. He joined HCP after 20 years with Valuation Counselors, Inc., a national healthcare valuation firm.

Thomas M. Klaritch.    Mr. Klaritch, 52, is Executive Vice President—Medical Office Properties. From October 2003 through April 2008, he served as our Senior Vice President—Medical Office Properties. Prior to that, he was a founding member and Chief Financial Officer of MedCap Properties LLC, a real estate company located in Nashville, Tennessee that owned, operated and developed real estate in the healthcare field. HCP acquired MedCap Properties LLC in October 2003. Mr. Klaritch is a certified public accountant.

Timothy M. Schoen.    Mr. Schoen, 42, became our Executive Vice President—Life Science and Investment Management in January 2009 and was previously our Senior Vice President, Investment Management since 2007. From 1997 until he joined HCP, Mr. Schoen was employed by Kilroy Realty Corporation (NYSE: KRC), a REIT that owned, developed and operated office and industrials buildings, and most recently served as its Vice President, Corporate Finance.

Susan M. Tate.    Ms. Tate, 49, became our Executive Vice President—Asset Management and Senior Housing in January 2009 after joining us as Senior Vice President—Asset Management in February 2007. Prior to joining us, she spent 19 years at JPMorgan and its predecessor institutions in both healthcare and real estate lending positions, including most recently as Vice President, Real Estate Corporate Banking.

There are no family relationships among any of our directors or executive officers.

Board Meeting Attendance

During 2009, our Board of Directors held six meetings. During that period, each of our directors attended at least 75% of the meetings of the Board and each of its committees on which he or she served. Our policy is that directors should make every effort to attend all meetings of the Board and the annual stockholders meeting, as well as the meetings of committees of which they are members. Members may attend such meetings by telephone or video conference, if necessary, to mitigate conflicts. All of our current Board members attended the 2009 annual meeting of stockholders in person or by telephone.

Board Independence

To be considered independent under the NYSE rules, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with HCP or its subsidiaries. Our Board has established and employs categorical standards to assist in determining whether a relationship between any director and HCP is material and thus would disqualify such director from being independent. These categorical standards are included in Section II of HCP's Corporate Governance Guidelines, which are posted on the Investor Relations—Corporate Governance section of our website at www.hcpi.com.

The Board has determined, in accordance with the categorical standards discussed above and the NYSE rules, that each of Mses. Garvey, Ms. Martin and Messrs. Henry, McKee, Messmer, Rhein, Roath, Rosenberg and Sullivan is independent within the meaning of the rules of the NYSE. The only director that is not independent is Mr. Flaherty, our CEO.

In making its determination that each of our directors (other than Mr. Flaherty) is independent, the Board considered Mr. Rhein's service as a non-employee director of Cohen & Steers, Inc. whose wholly owned subsidiary, Cohen & Steers Capital Management, Inc., manages mutual funds that in the aggregate, owned approximately 4.0% of the Company's common stock as of December 31, 2009. The Board affirmatively determined that, because of the nature of Mr. Rhein's relationship with the entity and the amount involved, he does not have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

Committees of the Board and Corporate Governance

Our Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Finance and Risk Management Committee. Current copies of the charters for each of these committees as well as our Corporate Governance Guidelines are posted on the Investor Relations—Corporate Governance section of our website at www.hcpi.com.

Audit Committee.    The Audit Committee currently consists of Robert R. Fanning, Jr. (our director who will be retiring prior to the Annual Meeting), Ms. Garvey (Chair), Ms. Martin and Mr. Sullivan. The Audit Committee held five meetings during 2009. Our Board has determined that each director that served on our Audit Committee is "independent" within the meanings of NYSE and SEC rules and financially literate under NYSE rules. The Board has determined that each of Ms. Martin and Mr. Sullivan is an audit committee financial expert within the meaning of applicable SEC rules and has accounting or related financial management expertise.

Our Audit Committee operates pursuant to a written charter. The primary purpose of our Audit Committee is to assist the Board with its oversight responsibilities regarding:

  •
  integrity of HCP's financial statements and internal control over financial reporting;

  •
  HCP's compliance with legal and regulatory requirements;

  •
  the independent auditor's qualifications and independence; and

  •
  the performance of HCP's independent auditor and internal audit function.

In addition, our Audit Committee is responsible for the Audit Committee Report required to be prepared pursuant to SEC rules for inclusion in our annual proxy statement.

Our Audit Committee generally meets with our independent auditors at least four times a year. To ensure independence of the audit, our Audit Committee consults separately and jointly with the independent auditors and management. The Audit Committee Report is included in this Proxy Statement under "Audit Committee Report to Stockholders."

Compensation Committee.    The Compensation Committee currently consists of Messrs. Henry, McKee (Chair), Messmer and Rhein. The Compensation Committee held five meetings during 2009. Our Board has determined that each director that served on our Compensation Committee is "independent" under NYSE rules. Our Compensation Committee operates pursuant to a written charter. Pursuant to its charter, our Compensation Committee's responsibilities include the following:

  •
  evaluating and approving HCP's compensation plans, policies and programs;

  •
  reviewing HCP's compensation philosophy;

  •
  reviewing and approving HCP's corporate goals and objectives relating to the compensation of our CEO, evaluating the performance of the CEO in light of those goals and objectives, and determining and approving the CEO's compensation based on such evaluation;

  •
  reviewing and approving, annually, the compensation levels for any executive vice president and other Section 16 officers of HCP;

  •
  reviewing and approving any employment agreements, executive retirement plans and severance arrangements for Senior Vice Presidents and above;

  •
  managing and reviewing HCP's bonus, long-term incentive compensation, stock option, employee pension and deferred compensation plans;

  •
  reviewing and approving HCP's policies concerning perquisite benefits;

  •
  determining HCP's policy with respect to change of control or "parachute" payments; and

  •
  managing and reviewing HCP's director and officer indemnification matters.

Our Compensation Committee also reviews and makes recommendations regarding the compensation paid to members of the Board who are not also employed by HCP (referred to in this Proxy Statement as "Independent Directors"). However, our full Board determines the compensation for our Independent Directors.

Our Compensation Committee may delegate to its subcommittees such authority as it deems appropriate, except for its authority to approve compensation levels and award grants for certain officers and the authority the committee is required to exercise by applicable law or regulation. Our Compensation Committee has delegated to the Stock Award Subcommittee the authority to make restricted stock grants to certain of our employees of up to an annual aggregate limit of 75,000 shares of our common stock each year. Mr. Flaherty is currently the sole member of the Stock Award Subcommittee. The Stock Award Subcommittee may only make these grants to Vice Presidents and more junior employees of HCP. Other than the authority delegated to the Stock Award Subcommittee, our Compensation Committee has no current intention to delegate any of its authority to any other committee or subcommittee. Our executive officers, including the Named Executive Officers (as defined below under "Executive Compensation—Compensation Discussion and Analysis"), do not have any role in determining the form or amount of compensation paid to our Named Executive Officers. However, our CEO does make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers.

Pursuant to its charter, our Compensation Committee is authorized to retain such independent counsel, compensation and benefits consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. Since November 2008, the Compensation Committee has retained the firm of FPL Associates, L.P. ("FPL Associates") as independent compensation consultants. The Compensation Committee made its 2009 compensation decisions, including decisions with respect to the Named Executive Officers' compensation, after consulting with its compensation consultants. For 2009, the consultants advised the Compensation Committee with respect to trends in executive compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay and proportion of annual cash pay to long-term incentive pay) and setting compensation levels. The compensation consultants also reviewed comparable equity REITs and real estate companies for 2009 and helped the Compensation Committee obtain and evaluate current executive compensation data for these companies. All compensation decisions were made solely by our Compensation Committee or Board of Directors.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of Ms. Martin and Messrs. Henry, Messmer and Rosenberg (Chair). The Nominating and Corporate Governance Committee held four meetings in 2009. Our Board has determined that each member of our Nominating and Corporate Governance Committee is

"independent" under NYSE rules. Our Nominating and Corporate Governance Committee acts pursuant to a written charter. Pursuant to its charter, this committee's responsibilities include: identifying qualified candidates to become Board members, recommending to our Board director nominees for election by the stockholders, selecting candidates to fill any vacancies on our Board, developing and recommending to our Board a set of corporate governance guidelines and principles applicable to the Company and overseeing the evaluation of the Board.

Finance and Risk Management Committee.    The Finance and Risk Management Committee currently consists of Messrs. Henry, Rhein (joined in April 2009), Rosenberg, and Sullivan (Chair). The Finance and Risk Management Committee held two meetings in 2009. Our Board has determined that each member of the committee is "independent" under NYSE rules. Our Finance and Risk Management Committee operates pursuant to a written charter. The committee is responsible for consulting with management on, and approving on behalf of the Board, all strategies, plans, policies and actions relating to capital structure; equity and debt financings, including public and private securities offerings; and HCP's entry into credit facilities and loan, hedging and other financing transactions. In addition, the Finance and Risk Management Committee oversees the enterprise risk management activities of HCP, as further described below under "Risk Oversight."

Corporate Governance Guidelines.    Our Board has adopted Corporate Governance Guidelines, which direct our Board's actions with respect to, among other things, Board composition, Board meetings, the Board's standing committees and procedures for appointing members of these committees, stockholder communications with the Board, expectations for directors, succession planning and self-evaluation.

Director Nominees.    Our Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order to be recommended as a candidate for election to the Board of Directors. Rather, the Nominating and Corporate Governance Committee considers a number of factors when reviewing potential nominees for the Board, including, but not limited to: (i) personal and professional integrity, ethics and values; (ii) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (iii) experience in our industry; (iv) experience with relevant social policy concerns; (v) experience as a board member of another publicly held company; (vi) the ability and willingness to commit adequate time to our Board and its committee matters; (vii) the fit of the individual's skills with those of the other members (and potential members) of our Board in building a board that is effective, collegial and responsive to HCP's needs; (viii) academic expertise in an area of HCP's operations; and (ix) practical and mature business judgment. The Company does not have a formal policy for the consideration of diversity in identifying nominees for director. However, in addition to the criteria set forth above, the Nominating and Corporate Governance Committee strives to create diversity in perspective, background and experience in the Board as a whole when identifying and selecting nominees for the Board. On an annual basis, as part of the Board's self-evaluation, the Board assesses whether the mix of Board members is appropriate for the Company.

In identifying, evaluating and selecting potential director nominees for election at each annual meeting of stockholders, and nominees for directors to be elected by the Board to fill vacancies and newly created directorships, the Nominating and Corporate Governance Committee engages in a selection process. The Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board, any stockholder of the Company or senior management. The Nominating and Corporate Governance Committee may also hire a search firm, if deemed appropriate. All potential director nominees will be initially reviewed by the Chairman of the Nominating and Corporate Governance Committee, or in the Chairman's absence, any other member of the committee delegated to initially review director candidates. The reviewing committee member will make an initial determination in his or her own independent business judgment as to the qualifications and fit of such director candidates based on the criteria set forth above. If the reviewing committee member determines that it is appropriate to proceed, the CEO and at least one member of the

Nominating and Corporate Governance Committee will interview the prospective director candidates. Other Board members may also interview the prospective candidates. The Nominating and Corporate Governance Committee will provide informal progress updates to the Board and will meet to consider and recommend final director candidates to the entire Board. The Board determines which candidates are nominated or elected to fill a vacancy.

As described above, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. Such director recommendations will be considered properly communicated if submitted in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board of Directors, c/o HCP, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806, together with appropriate biographical information and descriptions of the candidate's qualifications and the relationship, if any, to the stockholder. Stockholders who are recommending candidates for consideration by the Board in connection with the next annual meeting of stockholders should submit their written recommendation no later than January 1 of the year of that meeting.

All of our director nominees are currently directors of HCP and all director nominees were previously elected to serve on our Board by our stockholders.

Risk Oversight.    Our Board believes that effective risk management involves HCP's entire corporate governance framework to ensure that risks are identified, monitored and addressed to limit exposures that could prevent the Company from meeting its business objectives. Management is responsible for identifying the material risks facing the Company, implementing appropriate risk management strategies that are responsive to HCP's risk profile, integrating consideration of risk and risk management into HCP's decision-making process, and, if necessary, promulgating policies and procedures to ensure that information with respect to material risks is transmitted to senior executives, as well as to our Board and appropriate committees of our Board. Our Board, through the work of our Finance and Risk Management, Audit and Compensation Committees, provides Board-level oversight of these risk management activities.

The Finance and Risk Management Committee has primary responsibility at the Board level for overseeing HCP's enterprise risk management activities. The Finance and Risk Management Committee's responsibilities include reviewing and discussing with management and the independent auditors any significant risks or exposures faced by HCP, the steps management has taken to identify, minimize, monitor or control such risks or exposures, and HCP's underlying policies with respect to risk assessment and risk management. Consistent with NYSE Rules, the Audit Committee also provides oversight at the Board level with respect to risk assessment and risk management, particularly regarding the integrity of HCP's financial statements and internal control over financial reporting as well as the performance of HCP's internal audit function. Members of the Finance and Risk Management and Audit Committees meet together from time to time to discuss matters related to risk assessment and risk management. In addition, the Compensation Committee is responsible for overseeing the Company's assessment and management of risks related to HCP's compensation plans, policies and overall philosophy and stock option plans.

Our Board is regularly informed regarding the risk oversight discussions and activities of each of these Board committees through the reports each committee delivers to the full Board following each of its regular committee meetings. In addition, members of management responsible for managing the Company's risk formally report to the full Board regarding enterprise risk management annually and also provide informal updates periodically throughout the year to the full Board and to individual committees of the Board.

Board Leadership Structure; Meetings of Independent Directors

The Board believes it is important to select its Chairman and the Company's CEO in the manner it considers in the best interests of the Company at any given point in time. The members of the Board possess considerable business experience and in-depth knowledge of the issues the Company faces, and are therefore in the best position to evaluate the needs of the Company and how best to organize the Company's leadership structure to meet those needs. Accordingly, the Chairman and CEO positions may be filled by one individual or by two different individuals. The Board believes that the most effective leadership structure for the Company at this time is for Mr. Flaherty to serve as both our Chairman and CEO. Mr. Flaherty's combined role as Chairman and CEO serves as a bridge between the Board and management and provides unified leadership for carrying out the Company's strategic initiatives and business plans.

To promote the independence of the Board and appropriate oversight of management, the independent directors select a Lead Director, currently Mr. Rosenberg, to facilitate free and open discussion and communication among the independent directors of the Board. The Lead Director presides at all executive sessions at which only non-management directors are present. These meetings are held in conjunction with the regularly scheduled quarterly meetings of the Board, but may be called at any time by our Lead Director or any of our other independent directors. In 2009, our independent directors met four times in executive session without management present. Our Lead Director sets the agenda for these meetings held in executive session and discusses issues that arise from those meetings with our Chairman. Our Lead Director also advises the Chairman regarding Board meeting agendas and may request inclusion of additional agenda items for meetings of the Board.

Stockholder Communications with the Board

Stockholders who wish to contact members of our Board may send written correspondence to the Board of Directors of HCP, Inc. at the mailing address for our executive offices at 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806. Stockholders should provide proof of share ownership with their correspondence. It is suggested that stockholders also include their contact information. All communications from verified stockholders will be received and processed by us and then directed to the appropriate member(s) of our Board.

In addition, any interested party who wishes to communicate directly with our Lead Director, or with our independent directors as a group, may contact our Corporate Secretary at the mailing address for our executive offices at 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806. All communications will be received and processed by us and then directed to our Lead Director.

 DIRECTOR COMPENSATION—2009

The following table presents information regarding the compensation paid for 2009 to each of our Independent Directors. The compensation paid to Mr. Flaherty is presented in the Summary Compensation Table on page 32 and the related explanatory tables. Mr. Flaherty is not entitled to receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Robert R. Fanning, Jr.	52,280	63,840	—	—	—	—	116,120

Christine N. Garvey	80,002	63,840	—	—	—	—	143,842

David B. Henry	55,280	63,840	—	—	—	—	119,120

Lauralee E. Martin	56,780	63,840	—	—	—	—	120,620

Michael D. McKee	70,002	63,840	—	—	—	—	133,842

Harold M. Messmer, Jr.	54,280	63,840	—	—	—	—	118,120

Peter L. Rhein	50,280	63,840	—	—	—	—	114,120

Kenneth B. Roath(4)	44,780	63,840	—	—	—	—	108,620

Richard M. Rosenberg	82,502	63,840	—	—	—	—	146,342

Joseph P. Sullivan	73,224	63,840	—	—	—	—	137,064

(1)
The amounts reported in Column (c) of the table above reflect the fair value on the grant date of the stock awards granted to our Independent Directors during 2009 as determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company's financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 16—Compensation Plans to the consolidated financial statements included as part of HCP's 2009 Annual Report on Form 10-K, filed with the SEC and incorporated herein by reference.

(2)
The following table presents the number of outstanding and unexercised option awards and the number of unvested restricted stock awards held by each of our Independent Directors as of December 31, 2009. All of the option awards reported in the table below were vested and exercisable as of December 31, 2009.

Director	Number of Shares Subject to Outstanding Options as of 12/31/09	Number of Unvested Shares of Restricted Stock as of 12/31/09

Robert R. Fanning, Jr.	20,000	7,500

Christine N. Garvey	—	6,000

David B. Henry	—	7,500

Lauralee E. Martin	—	5,250

Michael D. McKee	—	7,500

Harold M. Messmer, Jr.	—	7,500

Peter L. Rhein	—	7,500

Kenneth B. Roath	—	7,500

Richard M. Rosenberg	—	7,500

Joseph P. Sullivan	—	7,500

(3)
As described below, we granted each of our Independent Directors an award of 3,000 restricted stock units on April 23, 2009, the date of our 2009 annual meeting of stockholders. Each of these restricted stock unit awards had a value of $63,840 based on the closing price of a share of our common stock on the grant date. See footnote (1) for the assumptions used to value these awards. No option awards were granted to our Independent Directors during 2009.

(4)
During the period that Mr. Roath was employed by HCP, he accrued an annual retirement benefit pursuant to HCP's Supplemental Executive Retirement Plan. Mr. Roath is the only participant in this plan. Mr. Roath's Supplemental Executive Retirement Plan benefit paid by HCP in 2009 was $624,629. This amount is not reported in the table above as it does not constitute compensation to Mr. Roath for his services as a director.

Director Compensation

Compensation for our Independent Directors during 2009 consisted of an annual retainer, an additional retainer for acting as the Chairperson of one of our Board's committees (other than the Nominating and Corporate Governance Committee) or Lead Director, fees for attending meetings and an annual equity award. Directors are also offered the opportunity to receive all or a portion of their annual retainer and meeting fees on a deferred basis under our Second Amended and Restated Director Deferred Compensation Plan or in the form of shares of our common stock under our Non-Employee Director Stock-for-Fees Program.

Annual Retainers and Meeting Fees.    Prior to February 26, 2009, the annual retainer for all Independent Directors was $35,000, and the additional annual retainer for the Lead Director was $25,000. In addition, the Chairperson for each of the Audit Committee, Compensation Committee and Finance and Risk Management Committee received an additional annual retainer of $25,000, $15,000 and $10,000, respectively. Independent Directors also received a meeting fee of $1,500 for in-person attendance at each meeting of the Board or any of its committees (or $2,500, in the case of in-person attendance at a committee meeting by the Chairperson). In addition, Independent Directors received a meeting fee of $500 for any telephonic meeting of the Board or any of its committees they attended that lasted longer than 30 minutes.

Effective February 26, 2009, the additional annual retainer for the Lead Director was increased to $30,000. In addition, the additional annual retainers for the Chairperson for each of the Audit Committee, Compensation Committee and Finance and Risk Management Committee were increased to $30,000, $20,000 and $20,000, respectively. The additional fee for in-person attendance by the Chairperson at a committee meeting was eliminated.

Effective October 29, 2009, the annual retainer for all Independent Directors was increased to $60,000. The additional annual retainers for the Lead Director and the Chairperson for each of the Audit Committee, Compensation Committee and Finance and Risk Management Committee remain at the levels identified above. All fees for attending meetings were eliminated.

HCP also reimburses Independent Directors for travel expenses incurred in connection with their duties as directors of HCP.

Annual Equity Awards.    On the date of each annual meeting of stockholders, each Independent Director who is elected at the annual meeting to serve on our Board generally receives an award of restricted stock units. In addition, each person who is initially elected or appointed to the Board as an Independent Director on a date other than the date of an annual meeting may receive an award of restricted stock units on the date of such initial election or appointment. The number of shares subject to these restricted stock unit awards is determined by the Board at the time of grant. These restricted stock unit awards vest ratably over four years from the date of grant and are generally subject to forfeiture if the director's membership on the Board terminates prior to vesting. However, the restricted stock units will automatically vest if the director's service terminates due to death, disability or retirement. The restricted stock units may also vest in connection with a change in control of HCP if the award is not assumed by the successor company. Dividends are paid on the directors' restricted stock units at the same rate as on all other shares of common stock of HCP.

On April 23, 2009, each of our then-serving Independent Directors (i.e., Ms. Garvey, Ms. Martin and Messrs. Fanning, Henry, McKee, Messmer, Rhein, Roath, Rosenberg and Sullivan) was granted 3,000 restricted stock units. Each Independent Director's stock unit award was granted under, and is subject to the terms of, the 2006 Performance Incentive Plan (the "2006 Plan"). The Board of Directors administers the plan as to Independent Director awards and has the ability to interpret and make all required determinations under the plan, subject to plan limits.

In May 2005, we established stock ownership guidelines that require Independent Directors to accumulate over time shares of HCP stock equal in value to the greater of (1) $120,000, or (2) five times the amount of the regular annual cash retainer for directors at that time. As to Independent Directors in office when the guidelines were approved, the guidelines are effective May 15, 2010. As to new Independent Directors, the guidelines are effective on the first May 15 that occurs more than five years after the director first becomes a member of our Board of Directors. Once subject to the guidelines, a director's level of stock ownership will be reviewed each May 15 for as long as the director remains in office.

Director Deferred Compensation Plan.    In January 1996, HCP adopted the Amended and Restated Director Deferred Compensation Plan, as amended and restated in October 2008 (the "Director Deferral Plan"), which permits our Independent Directors to elect to defer their annual retainers and meeting fees. Amounts deferred by a director under the Director Deferral Plan are payable to such director upon: (i) his or her retirement or death, (ii) the occurrence of a substantial hardship, as determined by the Compensation Committee in accordance with applicable law, or (iii) such earlier date as may be designated by the director at the time of election to participate in the plan. In 1997, we terminated our former director retirement plan and all amounts accrued under that plan were transferred into the Director Deferral Plan. Amounts transferred in 1997 by any director from our former director retirement plan are to be paid only after the director's retirement from the Board of Directors.

Each director participating in the Director Deferral Plan may elect to have deferred compensation and transferred accruals credited, wholly or partially, to (i) an interest rate account wherein the deferrals and transferred amounts accrue interest at a rate equal to the prime rate of Bank of New York minus one percent, or (ii) a stock credit account wherein the deferrals and transferred amounts are treated as if invested in HCP common stock with the account increasing for dividends paid, and increasing or decreasing with changes in the price of HCP's common stock.

Non-Employee Director Stock-for-Fees Program.    Under the Non-Employee Director Stock-for-Fees Program, each of our Independent Directors may elect to receive all or a portion of his or her annual retainer and meeting fees in the form of shares of our common stock in lieu of payment in cash. If a director elects to receive fees in the form of stock, the director's election will apply to all fees that would otherwise be paid in cash but for the director's election, commencing with HCP's fiscal quarter after the election is made. Shares will generally be issued to directors who elect to receive stock under the program as soon as practicable after HCP pays a cash dividend to its stockholders following the quarter with respect to which the election was effective, and the number of shares to be issued will be determined by dividing (i) the amount of the fees being exchanged for the right to receive stock, by (ii) the average of the closing prices for a share of our common stock for the period of ten trading days ending with the dividend payment date.

 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth information as to the terms in office for our directors and director nominees and certain information regarding the beneficial ownership of our common stock, as of February 15, 2010, by (1) each director and nominee for election as director, (2) each of the executive officers named in the Summary Compensation Table on page 32 and (3) all current directors and executive officers as a group.

	Shares Beneficially Owned(1)

Name	First Elected or Appointed	Number of Shares	Number of Options(2)	Percent of Class(3)

Directors

Robert R. Fanning, Jr.	1985	48,950	20,000	*

James F. Flaherty III(4)	2002	726,928(5)	1,993,753(6)	*

Christine N. Garvey	2007	4,500	—	*

David B. Henry	2004	19,396	—	*

Lauralee E. Martin	2008	3,000	—	*

Michael D. McKee	1989	164,600	—	*

Harold M. Messmer, Jr.	1985	270,200(7)	—	*

Peter L. Rhein	1985	47,400	—	*

Kenneth B. Roath	1986	381,216(8)	—	*

Richard M. Rosenberg	2003	18,800	—	*

Joseph P. Sullivan	2004	44,720	—	*

Named Executive Officers

George Doyle(9)	n/a	14,903	—	*

Paul F. Gallagher	n/a	73,882	348,117	*

Edward J. Henning	n/a	111,056	272,877	*

Thomas M. Herzog	n/a	35,245	—	*

Thomas M. Klaritch	n/a	191,885(10)	228,260(11)	*

Mark A. Wallace(12)	n/a	35,838	—	*

All directors, director nominees, current Named Executive Officers and other executive officers as a group (18 persons)	n/a	2,227,111	3,066,495	1.8%

*
Less than 1%

(1)
Except as otherwise noted below and subject to applicable community property laws, each individual has sole voting and investment power with respect to the shares listed and may, from time to time, hold shares in accounts that have a margin feature. The information in this table under "Number of Shares" includes for each of the named individuals, the following number of shares of unvested restricted stock as to which each individual has sole voting but not investment power: Mr. Fanning, 4,500; Ms. Garvey, 3,000; Mr. Henry, 4,500; Mr. Herzog, 35,245; Ms. Martin, 2,250; Mr. McKee, 4,500; Mr. Messmer, 4,500; Mr. Rhein, 4,500; Mr. Roath, 4,500; Mr. Rosenberg, 4,500; and Mr. Sullivan, 4,500. The information in this table does not include, for each of the named individuals, the following number of shares represented by unvested restricted stock unit awards that will not vest within 60 days of February 15, 2010 with respect to which the named individual has neither voting nor investment power: Mr. Fanning, 3,000; Mr. Flaherty, 428,065; Ms. Garvey, 3,000; Mr. Gallagher, 112,967; Mr. Henning, 46,138; Mr. Henry, 3,000; Mr. Herzog, 29,630; Mr. Klaritch, 36,833; Ms. Martin, 3,000; Mr. McKee, 3,000; Mr. Messmer, 3,000; Mr. Rhein, 3,000; Mr. Roath, 3,000; Mr. Rosenberg, 3,000; and Mr. Sullivan, 3,000.

(2)
Consists of shares issuable upon exercise of outstanding stock options that are currently vested or will vest within 60 days following February 15, 2010.

(3)
Based on 295,496,261 shares outstanding at February 15, 2010. In addition, for purposes of computing the percentage of shares held by an individual, the number of shares outstanding includes shares issuable within 60 days following February 15, 2010 upon exercise of outstanding stock options.

(4)
Mr. Flaherty is our Chairman, CEO and President.

(5)
Includes 2,400 shares held in an irrevocable trust, 573 shares held in an IRA by Mr. Flaherty's spouse and 276 shares held in a trust for the benefit of Mr. Flaherty's children. Mr. Flaherty disclaims beneficial ownership of these shares. Also includes 47,937 shares and 25,292 shares held in separate trusts for the benefit of Mr. Flaherty's children.

(6)
Includes 100,608 options held in an irrevocable trust for the benefit of Mr. Flaherty's children. Mr. Flaherty disclaims beneficial ownership of these options.

(7)
Includes 16,000 shares held as custodian for Mr. Messmer's children and 115,800 shares held by 4M Partners, L.P. Mr. Messmer is the co-manager (along with his wife) of the limited liability company that is the general partner of 4M Partners. Mr. Messmer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 100,000 shares held in separate trusts for the benefit of Mr. Messmer's children.

(8)
Includes 73,525 shares pledged to a securities-based loan.

(9)
Reported based on shares owned by Mr. Doyle as of June 30, 2009, the last date of his employment by the Company, and includes shares acquired upon exercise of stock options or vesting of restricted stock units pursuant to the terms of his resignation and consulting agreement entered into with HCP.

(10)
Includes 38,600 shares held in an irrevocable trust for the benefit of Mr. Klaritch's children. Mr. Klaritch disclaims beneficial ownership of these shares.

(11)
Includes 40,000 units, convertible on a one-for-one basis to shares of common stock, held in an irrevocable trust for the benefit of Mr. Klaritch's children. Mr. Klaritch disclaims beneficial ownership of these units. Also includes 50,000 shares issuable upon conversion of non-managing membership units of HCPI/Tennessee, LLC. For more information on HCPI/Tennessee, LLC, see the section in this Proxy Statement entitled "Certain Transactions."

(12)
Reported based on shares owned by Mr. Wallace as of March 31, 2009, the last date of his employment by the Company, and includes shares acquired upon exercise of stock options or vesting of restricted stock units pursuant to the terms of his resignation and consulting agreement entered into with HCP.

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers. These individuals are listed in the Summary Compensation Table on page 32 and referred to as the "Named Executive Officers" in this Proxy Statement. As noted below, Mark A. Wallace and George P. Doyle also served as our principal financial officer during part of 2009 and are listed in the Summary Compensation Table. Unless otherwise specified, references to the "Named Executive Officers" in this Proxy Statement do not include Mr. Wallace and Mr. Doyle.

Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of Mr. Flaherty in setting compensation levels for our executive officers other than Mr. Flaherty.

Executive Compensation Program Objectives and Overview

The Compensation Committee conducts an annual review of HCP's executive compensation programs to ensure that:

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  the program is designed to achieve HCP's goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability; and

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  the program adequately rewards performance which is tied to creating stockholder value.

The Compensation Committee also considers compensation levels of other equity REITs with large market capitalizations, including those that specialize in healthcare, and other real estate and finance organizations.

HCP's current executive compensation program is based on three components, which are designed to be consistent with our compensation philosophy: (i) base salary; (ii) annual incentive bonuses; and (iii) long-term stock awards, including stock options and awards of restricted stock units that are subject to both performance-based and time-based vesting requirements. HCP also provides supplemental life insurance to Mr. Flaherty pursuant to his employment agreement and, in some cases, provides severance benefits to Named Executive Officers whose employment terminates under certain circumstances, generally following a change in control of HCP. As described below, HCP also granted Mr. Flaherty a time-based restricted stock unit award in 2006 that is intended to provide both a long-term retention incentive and a supplemental retirement benefit. In general, HCP does not maintain programs for providing perquisites and personal benefits to its executive officers, although the Compensation Committee may approve certain benefits, such as the reimbursement of certain relocation expenses for Mr. Herzog in 2009 upon his joining HCP, as it considers appropriate in the circumstances.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and/or motivates performance by the executive. Base salaries and severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These are the elements of our executive compensation program where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary may change from year to year depending on performance, among other things). We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their continued service. Some of the elements, such as base salaries, are paid out on a short-term or current basis. Other elements, such as benefits provided upon termination of employment generally following a change in control, are paid out on a longer-term basis. We believe this mix of short- and long-term elements allows us to achieve our goals of attracting and retaining top executives.

Annual bonuses and long-term equity incentives are the elements of our executive compensation program that are designed to reward performance and thus the creation of stockholder value. Annual bonuses are primarily intended to motivate Named Executive Officers to achieve specific strategies and operating objectives, although we also believe it helps us attract and retain top executives. Our long-term equity incentives are primarily intended to align Named Executive Officers' long-term interests with stockholders' long-term interests, although we believe they also play a role in helping us to attract and retain top executives. For a given fiscal year, the Compensation Committee makes incentive compensation decisions retrospectively for both annual and long-term incentives after the end of the year, evaluating performance during that year. That is, bonus payments and long-term incentive compensation awards granted in January 2009 and January 2010 were based on an assessment of 2008 and 2009 performance, respectively.

The Compensation Committee believes that performance-based compensation such as annual bonuses and long-term equity incentives play a significant role in aligning management's interests with those of HCP's stockholders. For this reason, these forms of compensation constitute a substantial portion of each of our Named Executive Officers' compensation. For 2009, the Compensation Committee approved executive compensation arrangements for Mr. Flaherty, our CEO, that resulted in approximately 93% of Mr. Flaherty's total direct compensation constituting compensation that is performance-based and/or with a value derived from our stock price, with his base salary constituting the balance of his 2009 total direct compensation. (As used in this discussion, the term "total direct compensation" means the aggregate amount of the executive's base salary, actual annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in HCP's financial reporting.) With respect to our other Named Executive Officers, the Compensation Committee approved executive compensation arrangements that resulted in 68% to 88% of each executive's total direct compensation being compensation that is performance-based and/or with a value derived from our stock price, with base salary constituting the balance of their 2009 total direct compensation. Our compensation packages are designed to promote teamwork, initiative and resourcefulness by key employees whose performance and responsibilities directly affect our results of operations. The Compensation Committee also periodically reviews our mix of fixed and incentive-based compensation against the compensation practices at comparable equity REITs and other real estate companies with the view that our executive officers' salary levels should be set around the median or at lower levels relative to industry data so that a greater percentage of our executives' compensation may be delivered in the form of incentive compensation opportunities that are based upon HCP performance.

Compensation Consultant; Review of Relevant Compensation Data

The Compensation Committee's practice has been to retain independent compensation consultants to advise it on (1) types of compensation arrangements, (2) compensation practices of certain targeted peer companies deemed representative of the industry, and (3) laws, rules, regulations and tax aspects relevant to the work of the Compensation Committee. For 2009, the Compensation Committee retained FPL Associates to provide these services. FPL Associates provided no other consulting services to HCP in 2009.

Based on the consultants' recommendations, the Compensation Committee selected the following companies as HCP's peer group in 2009 for compensation purposes.

AMB Property Corporation	ProLogis
AvalonBay Communities, Inc.	Public Storage
Boston Properties, Inc.	Simon Property Group, Inc.
Equity Residential	Ventas, Inc.
Host Hotels & Resorts, Inc.	Vornado Realty Trust
Kimco Realty Corporation

The peer companies generally consist of comparable equity REITs. Since most healthcare REITs do not have substantially comparable market capitalization or business models as HCP, the peer companies selected for 2009 consist primarily of REITs with large capitalizations and real estate companies that have market capitalizations that are substantially comparable to HCP, many of which, like HCP, are members of the S&P 500. HCP's market capitalization and total capitalization rank slightly higher than the median levels of the peer group. In making its compensation comparisons, the Compensation Committee takes into account HCP's market capitalization compared to the peer companies.

In 2009, the Compensation Committee reviewed compensation data for executives at the peer companies with positions comparable to those held by the Named Executive Officers. This data consisted of base salary, cash bonus and equity award information as well as total direct compensation paid by each of the peer companies as reflected in their proxy statements. Although the Compensation Committee reviewed and discussed the compensation data provided by the consultants to help inform its decision making process, the Compensation Committee does not set compensation levels at any specific level or percentile against the peer group data (i.e., the Compensation Committee does not "benchmark" HCP's executive compensation levels). As described below, the peer group data is only one point of information taken into account by the Compensation Committee in making compensation decisions.

2009 Performance Overview

The Compensation Committee believes that HCP's corporate performance in 2009 was strong in light of the performance of the United States securities and real estate markets generally. During 2009, HCP's management team improved same property performance of its portfolio, credit metrics and liquidity as well as maintained a conservative balance sheet in a manner that may provide benefits to shareholders for many years to come.

Because of the manner in which management was able to successfully manage HCP's portfolio, the Compensation Committee awarded executives compensation for 2009 at levels consistent with that awarded for prior years. Significant effort and talent were applied to the consummation of various initiatives, including:

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  Raising a total of approximately $881 million through equity offerings.

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  Significantly reducing debt, resulting in HCP's having its lowest financial leverage ratio in five years.

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  Achieving strong liquidity as a result of $1.4 billion available on HCP's credit line and $289 million in cash and marketable securities as of December 31, 2009.

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  Purchasing a $720 million participation in HCR ManorCare first mortgage debt, at an attractive risk-adjusted return for our stockholders.

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  Achieving significant year over year growth in same property performance.

CURRENT EXECUTIVE COMPENSATION PROGRAM ELEMENTS

Base Salaries

Salaries for our Named Executive Officers are reviewed by the Compensation Committee on an annual basis. Our Compensation Committee believes that a significant portion of executive officers' compensation should be in the form of incentive compensation that helps to align the interests of our executives with those of our stockholders. Accordingly, and while the Compensation Committee does not specifically establish our executive base salary levels against peer group data alone, our executive officers' salary levels are frequently at the median or at lower levels relative to industry data so that a greater percentage of our executives' compensation may be delivered in the form of incentive compensation.

In setting specific salary levels for each Named Executive Officer and HCP's other executive officers, the Compensation Committee assesses the executive's past performance and expected future contributions to HCP, as well as Mr. Flaherty's recommendations with respect to executive officers other than himself. As described in the Employment Agreements—Salary and Bonus Amounts section included later in this Proxy Statement, HCP has entered into an employment agreement with Mr. Flaherty that provides for a minimum level of base salary. HCP does not have such agreements with its other Named Executive Officers. The Compensation Committee believes that the base salary levels of the Named Executive Officers and the other executive officers are reasonable in view of competitive practices, HCP's performance and the contribution of those officers to that performance.

For 2009, the Compensation Committee reviewed the base salaries for the Named Executive Officers and, consistent with a company-wide freeze on officers' base salaries generally, determined that the base salary levels for these executives would not be increased. The Named Executive Officers' base salary levels have not been changed since 2007.

Mr. Herzog was appointed as HCP's Executive Vice President—Chief Financial Officer effective April 23, 2009. Upon his appointment, the Compensation Committee established his annual base salary at $350,000 in light of his experience and qualifications and to be consistent with HCP's other Executive Vice Presidents.

Annual Bonuses

In January 2008, the Compensation Committee adopted the Executive Bonus Program (the "Bonus Program") to provide our executive officers with a bonus opportunity each year. The Bonus Program was adopted under our 2006 Plan, which has been approved by our stockholders and includes provisions for a cash bonus feature that is designed to qualify annual bonuses as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code.

Under the Bonus Program, the Compensation Committee selects the executives who will participate in the program at the beginning of each year and establishes a maximum bonus amount for each executive. The Compensation Committee also determines a target amount for HCP's FFO per share (the "FFO Per Share") for the year, with the amount of the executive's bonus to be determined based on HCP's actual FFO Per Share for the year as compared with the target FFO Per Share established by the Committee. If the actual FFO Per Share equals or exceeds the target FFO Per Share, the Bonus Program provides for payment of up to 100% of the executive's maximum bonus amount. If the actual FFO Per Share is less than 68% of the target FFO Per Share, no bonuses would be paid under the Bonus Program. An executive's maximum bonus will be reduced for FFO Per Share results between 68% and 100% of the target FFO Per Share. "FFO" means HCP's funds from operations, a measure derived from HCP's net income but excluding certain items such as depreciation and amortization of real estate assets that may limit the usefulness of net income as a measure of HCP's operating performance. Under the Bonus Program and for purposes of the equity awards described below, FFO is calculated under rules prescribed by NAREIT but before taking into account any non-recurring charges incurred by HCP for strategic or financing transactions approved by the Board of Directors, impairments, and contingencies, losses, settlements, and costs and expenses of litigation. FFO is a widely used measure of operating performance of REITs, and the Compensation Committee believes that it is appropriate to use FFO in determining HCP's performance for purposes of its Bonus Program as well as its equity awards as described below.

In addition, the Bonus Program provides that the Compensation Committee has discretion to reduce the amount of the bonus awarded to any participant in the program. Thus, the Bonus Program is designed to establish each participating executive's maximum annual bonus in a manner that complies with the performance-based compensation requirements of Section 162(m), while still preserving the Compensation Committee's flexibility to determine the actual bonus for each executive up to the maximum bonus amount based on the executive's individual performance and such other factors as the Compensation Committee deems appropriate.

The Compensation Committee established a target FFO Per Share of $1.96 for purposes of the 2009 Bonus Program and a maximum bonus amount for each of the Named Executive Officers that was eligible to participate in the 2009 Bonus Program. The maximum bonus levels were determined by the Compensation Committee taking into account the practices of companies in our compensation peer group (identified above), the executive's position with HCP and total compensation package, the executive's performance of his or her individual responsibilities, the executive's contribution to the success of HCP's financial performance, and a desire that a substantial portion of each executive's annual compensation opportunity should be "at risk" based on individual and HCP performance. The Compensation Committee determined that it would be appropriate to increase the maximum bonus levels for 2009 over the 2008 levels so as to have greater flexibility to take into account the performance of HCP and the individual executive during the year in determining the final bonus amounts.

The Compensation Committee determined that HCP's actual FFO Per Share for 2009 exceeded the target FFO Per Share established for the Bonus Program. Based on its general subjective assessment of HCP's performance and each Named Executive Officer's performance and contributions to HCP's successes during fiscal 2009, the Compensation Committee determined the bonus amount it considered appropriate to award to each Named Executive Officer. Specifically, in determining Mr. Flaherty's bonus, the Compensation Committee considered HCP's achievements during 2009 described above under "2009 Performance Overview." The Compensation Committee also considered these and other factors in its bonus determinations for the other Named Executive Officers. In the case of Mr. Gallagher, the Compensation Committee also considered his role in HCP's achieving significant year-over-year growth in same-property performance and advising on the Company's strategic investments and dispositions during the year. In the case of Mr. Henning, the Compensation Committee also considered his role in advising the Company on various strategic business matters, advising the Board and its committees on the various legal and corporate governance developments during the year and managing HCP's employee matters. In the case of Mr. Klaritch, the Compensation Committee also considered his role in HCP's executing significant transactions on focused leasing properties and achieving other operational efficiencies, implementing expense reduction initiatives and making targeted capital investments on corporate sustainability projects resulting in significant energy usage reduction.

The following table presents the maximum bonus amount for each Named Executive Officer that was eligible to participate in the 2009 Bonus Program and the final bonus amount awarded to each executive under the program:

Named Executive Officer	Maximum Bonus Under 2009 Bonus Program	Actual Bonus Under 2009 Bonus Program

James F. Flaherty III	$3,000,000	$1,462,500

Paul F. Gallagher	$ 780,000	$ 650,000

Mark A. Wallace	$ 555,000	—

Edward J. Henning	$ 555,000	$ 300,000

Thomas M. Klaritch	$ 412,500	$ 250,000

As noted above, Mr. Herzog joined HCP in April 2009 and, accordingly, did not participate in the Bonus Program. Instead, the Compensation Committee determined upon his appointment that Mr. Herzog would be awarded a minimum bonus of $400,000 for 2009. The Compensation Committee determined that this bonus arrangement was appropriate in light of Mr. Herzog's experience and qualifications. In addition, the Compensation Committee awarded Mr. Herzog an additional $50,000 discretionary bonus at the end of 2009 based on its subjective assessment of his performance during the year, including his role in HCP's raising capital in equity offerings and achieving significant debt reduction.

Long-Term Incentive Equity Awards

HCP's policy is that the long-term compensation of its Named Executive Officers and other executive officers should be directly linked to the value provided to stockholders. For this reason, equity compensation constitutes a substantial portion of each of our Named Executive Officers' compensation. The Compensation Committee bases its award grants to executives each year on a number of factors, including:

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  the executive's position with HCP and total compensation package;

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  the executive's performance of his or her individual responsibilities;

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  the equity participation levels of comparable executives at companies in our compensation peer group (identified above); and

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  the executive's contribution to the success of HCP's financial performance.

In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of the accounting impact and potential dilution effects of the grants and a desire that a substantial portion of each executive's annual compensation opportunity should be "at risk" based on individual and HCP performance.

In determining the levels for equity awards granted in 2009, the Compensation Committee took into account HCP's substantial achievements during 2008 as reported in the proxy statement for the 2009 annual meeting of stockholders. While the Compensation Committee does not base equity award levels on the achievement of specific performance metrics, it does consider the performance of HCP during the prior year as well as historical grant levels to inform its decision-making process. The Compensation Committee also considered the recommendations of Mr. Flaherty with respect to equity awards granted to the Named Executive Officers other than himself.

Annual award grants are generally made at the first in-person meeting of the Compensation Committee each year. This meeting is scheduled well in advance and typically held in late January or early February. Other than grants made in connection with the hiring or promotion of employees or other special circumstances, the Compensation Committee generally does not grant equity awards at any other time during the year.

Performance-Based Restricted Stock Units.    HCP grants long-term incentive awards to Named Executive Officers in the form of performance-based restricted stock units. These performance units are granted early in the calendar year and become eligible to vest based on HCP's actual performance during that year relative to a performance goal established by the Compensation Committee. Once the performance units become eligible to vest, they vest ratably over the five-year period after the date of grant. Thus, the performance units are designed both to motivate executives to maximize HCP's performance for the year in which the units are granted and to provide a long-term retention incentive for the vesting period with respect to those units that become eligible to vest based on HCP's performance. The performance-based component of the award is also designed to be tax deductible under applicable tax law. See the discussion under "Policy with Respect to Section 162(m)" below.

In January 2009, the Compensation Committee granted performance units to each of our Named Executive Officers (other than Mr. Herzog). The material terms of these awards are described in the Description of Plan-Based Awards section included later in this Proxy Statement. The performance units granted to each of our Named Executive Officers in January 2009 constitute approximately two-thirds of the officer's total long-term incentive compensation, with the stock options described below constituting the remaining approximately one-third (based on the grant-date fair value of such awards as determined under the accounting principles used in HCP's financial reporting). The Compensation Committee believes this mixture of performance units and options is appropriate and consistent with the practices of the comparable equity REITs and other real estate companies considered by the Compensation Committee.

As in prior years, the performance units granted in 2009 became eligible to vest based on HCP's actual "funds from operations per share" during 2009. Funds from operations, or FFO, as defined by NAREIT, is calculated under rules prescribed by NAREIT but before taking into account any non-recurring charges incurred by HCP for strategic or financing transactions approved by the Board of Directors, impairments, and contingencies, losses, settlements, and costs and expenses of litigation. FFO is a widely used measure of operating performance of REITs, and the Compensation Committee believes that it is appropriate to use FFO in determining HCP's performance for purposes of its equity awards. For purposes of these awards, the Compensation Committee establishes an FFO performance goal and an FFO threshold amount for the year in which the units are granted. If the FFO performance goal is met or exceeded, all of the units subject to the award will become eligible to vest based on the time-based vesting requirements described above. If the FFO threshold amount is not met, all of the units subject to the award will be cancelled. If HCP's actual FFO is less than the performance goal established for that year but greater than the threshold amount, a prorated percentage of the units will become eligible to vest.

For the performance units granted in 2009, the Compensation Committee established as the performance goal an FFO Per Share of $1.96 (the same goal established for purposes of the Bonus Program as described above). The Compensation Committee determined that HCP exceeded this performance goal, and all of the performance units granted to the Named Executive Officers in January 2009 became eligible to vest accordingly.

The Compensation Committee determined in January 2009 to award a portion of Mr. Flaherty's bonus for 2008 in the form of a grant of performance-based restricted stock units rather than cash. These performance units are generally subject to the same terms as described above, except that the units that become eligible to vest based on HCP's performance become fully vested on the third anniversary of the grant date. The Compensation Committee believed that this three-year "cliff" vesting schedule provided an enhanced retention incentive for Mr. Flaherty. In January 2010, the Compensation Committee determined that Mr. Flaherty's bonus for 2009 would be paid solely in cash to be consistent with the treatment of the other Named Executive Officers.

Stock Options.    HCP also makes a portion of its long-term incentive grants to Named Executive Officers in the form of stock options with an exercise price that is equal to the closing price of our common stock on the grant date. Thus, the Named Executive Officers will only realize value on their stock options if our stockholders realized value on their shares. The stock options also function as a retention incentive for our executives as they vest ratably over the five-year period after the date of grant.

In January 2009, the Compensation Committee granted stock options to each of our Named Executive Officers (other than Mr. Herzog). The material terms of these options are described in the Description of Plan-Based Awards section included later in this Proxy Statement.

Equity Grants for Mr. Herzog.    In connection with his appointment as HCP's Chief Financial Officer, Mr. Herzog was granted an award in April 2009 of 35,245 restricted shares of HCP's common stock, having a grant date value of approximately $750,000. The award is scheduled to vest in three annual installments after the grant date. In addition, the Compensation Committee determined that Mr. Herzog would receive a combination of stock options, performance units and restricted stock in 2010 with an aggregate grant date value of $750,000 in light of the competitive landscape and Mr. Herzog's highly specialized mix of management, finance and industry experience.

Severance and Change in Control Severance Benefits

HCP believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, HCP provides such protections for each of the Named Executive Officers and certain other executive officers of HCP. In the case of Mr. Flaherty, these benefits are provided under his employment agreement. Our other Named Executive Officers are entitled to participate in our Change in Control Severance Plan (the "CIC Plan"), which provides severance benefits on certain terminations of the executive's employment following a change in control of HCP. The Compensation Committee evaluates the level of severance benefits to provide a participating Named Executive Officer on a case-by-case basis, and in general, HCP considers these severance protections an important part of an executive's compensation and consistent with competitive practices.

As described in more detail in the Potential Payments Upon a Termination or Change in Control section included later in this Proxy Statement, under his employment agreement, Mr. Flaherty would be entitled to severance benefits in the event of a termination of employment by HCP without cause or by him for good reason, or due to his death or disability. HCP has determined that it is appropriate to provide Mr. Flaherty with severance benefits under these circumstances in light of his position with HCP and as part of his overall compensation package. The severance benefits for Mr. Flaherty are determined as if he continued to remain employed by HCP for two years following his actual termination date. Because we believe that a termination by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by HCP without cause, we believe it is appropriate to provide severance benefits following such a constructive termination of the executive's employment.

HCP believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with HCP during an important time when their prospects for continued employment following the transaction are often uncertain, we provide Mr. Flaherty and the Named Executive Officers participating in our CIC Plan with severance benefits if the executive's employment is terminated by HCP without cause or by the executive for good reason in connection with a change in control. The severance benefits are determined as if the executive had continued to remain employed by HCP for two years (or three years, in the case of Mr. Flaherty) following his actual termination date. As noted above, because we believe that a termination by an executive for good reason is conceptually the same as a termination by HCP without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive's employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

We do not believe that Named Executive Officers should be entitled to receive their cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits in the context of a change in control is only triggered by an actual or constructive termination of employment following the change in control.

As part of their change in control severance benefits, Mr. Flaherty and each Named Executive Officer who participates in the CIC Plan would generally be reimbursed for the full amount of any excise taxes imposed on his severance payments and any other payments under Section 4999 of the Internal Revenue Code. We provide our executives with a "gross-up" for any parachute payment excise taxes that may be imposed because we determined the appropriate level of change in control severance protections for these executives without factoring in the adverse tax effects on them that may result from these excise taxes. The excise tax gross-up is intended to make the executive whole for any adverse tax consequences he may become subject to under the tax law and to preserve the level of change in control severance protections that we have determined to be appropriate. We believe this protection is a reasonable part of the compensation package for our Named Executive Officers and generally consistent with industry practice.

Retention and Supplemental Retirement Equity Grant for CEO

In 2006, the Compensation Committee determined that it would be appropriate to provide Mr. Flaherty with a supplemental retirement benefit program that would also serve as a long-term retention incentive. To help accomplish this goal, it was determined that any retirement benefit for Mr. Flaherty should accrue over a significant period of time, and that any benefit should also be subject to significant vesting requirements. The Compensation Committee determined that a benefit denominated in shares of HCP's common stock was advisable so that Mr. Flaherty's actual benefit would depend in large part on the long-term performance of HCP's common stock, thus further linking Mr. Flaherty's interests with those of HCP's stockholders.

The vesting schedule for the restricted stock units is intended to reflect that the grant includes both a typical time-based vesting component and a benefit accrual component. Mr. Flaherty is currently age 52. In general, no portion of the restricted stock unit grant is scheduled to vest before Mr. Flaherty attains age 55, and subject to Mr. Flaherty's continued employment with HCP, the restricted stock units will vest in annual installments over the ten-year period following the date on which Mr. Flaherty attains age 55. The grant is also intended to provide a retirement benefit that accrues for each year of Mr. Flaherty's service with HCP for the period commencing with Mr. Flaherty's hiring in 2002 and continuing through his attainment of age 65. Accordingly, the percentage of the restricted stock units that vests each year varies because of the effect of the benefit accrual component on the vesting schedule. Mr. Flaherty will not be entitled to any benefit with respect to the restricted stock units if he voluntarily terminates employment before attaining age 55. As described under the Potential Payments Upon a Termination or Change in Control section included later in this Proxy Statement, the restricted stock units are subject to severance protections for Mr. Flaherty similar to those included in his employment agreement.

Risk Considerations

The Compensation Committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. The executive compensation program reflects a balanced approach using both quantitative and qualitative assessments of performance without putting an undue emphasis on a single performance measure. Base salaries are fixed in amount and thus do not encourage risk taking. While the Company's annual bonus plan focuses on achievement of annual goals, executives' annual bonuses are based on multiple Company and individual performance criteria as described above and the Compensation Committee retains discretion to reduce bonus amounts otherwise payable based on any factors it deems appropriate. The Compensation Committee believes that the annual bonus plan appropriately balances risk and the desire to focus executives on specific annual goals important to the Company's success.

The majority of compensation provided to the Company's executive officers is in the form of equity awards that further align executives' interests with those of stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company's stock price, and because grants are subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance. The Company's current practice is to grant executives a mixture of options and performance restricted stock units, with the performance restricted stock units being subject to the achievement of FFO targets established by the Compensation Committee as described above. The Compensation Committee believes this mixture provides an appropriate balance between the goals of increasing the price of the Company's common stock (as stock options only have value if the stock price increases after the option is granted) and avoiding risks that could threaten the Company's growth and stability (as restricted stock units are exposed to decreases in the Company's stock price).

Amendments to Benefit Plans in 2009

In January 2009, the Compensation Committee approved changes to the structure of HCP's performance restricted stock unit awards. Effective for grants made in 2009, dividend equivalents that would otherwise be paid during the applicable performance period under these awards will instead accrue and be paid at the end of the performance period only if the related performance goals for the award are satisfied.

Stock Ownership Program

In January 2003, our Compensation Committee adopted a stock ownership program pursuant to which each member of HCP's senior leadership team must own specified dollar amounts of HCP common stock, generally based on the individual's salary. The program applies to executives at the level of executive vice president or higher and includes an executive's common stock, unvested stock awards and any non-managing member interests ("DownREIT units") held by the executive in limited liability companies in which HCP is the managing member (collectively, "HCP eligible securities") in determining the executive's stock ownership for purposes of the program. Under the program, each of the Chairman, CEO and President is required to own HCP eligible securities with a value equal to at least five times his base salary. Each of the other executive officers is required to own HCP eligible securities with a value equal to at least three times his or her base salary. All executives must achieve their mandatory holdings within five years of the adoption of the program or, as to newly-hired or promoted executives, within five years of becoming subject to the program. Each of the Named Executive Officers who has been with the Company for at least five years has achieved the mandatory holdings within the requisite five-year period.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain of their other executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options and performance-based restricted stock units granted to our Named Executive Officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of HCP and its stockholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the four directors named at the end of this report, each of whom is independent as defined by the New York Stock Exchange listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Michael D. McKee (Chairman) David B. Henry Harold M. Messmer, Jr. Peter L. Rhein

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that refer to future filings for additional information, including specifically to this Proxy Statement, in whole or in part, the above report by the Compensation Committee shall not be considered to be incorporated into, or a part of, any such filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above were committee members during all of 2009. No one who served on the Compensation Committee at any time during 2009 is or has been an executive officer of HCP or had any relationships requiring disclosure by HCP under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of HCP or a member of HCP's Compensation Committee during the fiscal year ended December 31, 2009.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Summary Compensation Table below quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers for 2009. The primary elements of each Named Executive Officer's total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of nonqualified stock options and performance-based restricted stock units. Named Executive Officers also received the other benefits listed in Column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer's base salary and annual bonus is provided immediately following the Summary Compensation Table. The Grants of Plan-Based Awards During 2009 table, and the accompanying description of the material terms of the stock options and stock unit awards granted in 2009, provides information regarding the long-term equity incentives awarded to Named Executive Officers in 2009. The Outstanding Equity Awards at December 31, 2009 and Option Exercises and Stock Vested During 2009 tables provide further information on the Named Executive Officers' potential realizable value and actual value realized with respect to their equity awards.

SUMMARY COMPENSATION TABLE - 2007—2009

The following table presents information regarding compensation of our principal executive officer, our principal financial officer and our three other most highly compensated executive officers for services rendered during 2009, 2008 and 2007, as well as two other individuals who served as our principal financial officer during 2009. These individuals are referred to as "Named Executive Officers" in this Proxy Statement.

Name and Principal Position(s) (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)		Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(1) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)

James F. Flaherty III	2009	600,000	—		3,893,345	2,006,431	1,462,500(4)	—	11,290	7,973,566
Chairman, Chief Executive	2008	600,000	—		4,220,595	2,175,109	2,000,000(4)	—	11,002	9,006,706
Officer and President	2007	600,000	2,000,000	(4)	6,463,238	868,582	—	—	11,588	9,943,408

Thomas M. Herzog(5)	2009	241,410	450,000		750,014	—	—	—	135,188	1,576,612
Executive Vice President—Chief Financial Officer

Paul F. Gallagher	2009	350,000	—		1,240,638	639,464	650,000	—	10,040	2,890,142
Executive Vice President—	2008	350,000	—		756,896	390,144	520,000	—	9,560	2,026,600
Chief Investment Officer	2007	350,000	520,000		661,735	292,152	—	—	10,338	1,834,225

Edward J. Henning	2009	350,000	—		531,685	274,056	300,000	—	10,040	1,465,781
Executive Vice President—	2008	350,000	—		522,383	269,291	370,000	—	10,232	1,521,906
General Counsel, Chief Administrative Officer and Corporate Secretary	2007	350,000	370,000		497,294	219,528	—	—	10,338	1,447,160

Thomas M. Klaritch(6)	2009	350,000	—		390,362	160,136	250,000	—	10,040	1,160,538
Executive Vice President—Medical Office Properties	2008	325,000	275,000		339,948	139,462	—	—	9,752	1,089,162

Mark A. Wallace(7)	2009	87,500	92,500		—	—	—	—	552,863	732,863
Former Executive Vice	2008	350,000	—		656,573	338,346	370,000	—	9,752	1,724,671
President—Chief Financial Officer and Treasurer	2007	350,000	470,000		543,767	240,041	—	—	10,338	1,614,146

George P. Doyle(8)	2009	134,167	—		200,257	85,799	—	—	398,542	818,765
Former Senior Vice President—Chief Accounting Officer and Former Interim Principal Financial Officer

(1)
As described in the Compensation Discussion and Analysis section above, each of the Named Executive Officers (other than Mr. Herzog, Mr. Wallace and Mr. Doyle) received an annual incentive bonus for 2009 under our Executive Bonus Program in the amount reported in Column (g) of the table above.

(2)
In accordance with recent changes in the SEC's disclosure rules, the amounts reported in Columns (e) and (f) of the table above for 2009 reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our Named Executive Officers during 2009. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company's financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in Column (e) and Column (f), please see the discussion of stock awards and option awards contained in Note 16—Compensation Plans to HCP's Consolidated Financial Statements, included as part of HCP's 2009 Annual Report on Form 10-K, filed with the SEC. Under general accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards. The SEC's disclosure rules previously required that we present stock award and option award information for 2008 and 2007 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year we could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the recent changes in the SEC's disclosure rules require that we now present the stock award and option award amounts in the applicable columns of the table above with respect to 2008 and 2007 on a similar basis as the 2009 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC's past disclosure rules, the amounts reported in the table above for stock award and option awards in 2008 and 2007 differ from the amounts previously reported in our Summary Compensation Table for these years. As a result, each named executive officer's total compensation amounts for 2008 and 2007 also differ from the amounts previously reported in our Summary Compensation Table for these years.

(3)
The following table provides detail on the amounts reported in the "All Other Compensation" column of the table above for each Named Executive Officer:

Name	401(k) Matching Contribution	Life Insurance Premiums	Moving Expenses	Severance and Post-Termination Consulting Fees	Payment of COBRA Premiums	Total

James F. Flaherty III	9,800	1,490	—	—	—	11,290

Thomas M. Herzog	4,667	160	130,361	—	—	135,188

Paul F. Gallagher	9,800	240	—	—	—	10,040

Edward J. Henning	9,800	240	—	—	—	10,040

Thomas M. Klaritch	9,800	240	—	—	—	10,040

Mark A. Wallace	3,500	60	—	540,000	9,303	552,863

George P. Doyle	9,800	120	—	385,000	3,622	398,542

(4)
With respect to his 2009 bonus, Mr. Flaherty received $1,462,500 in cash. With respect to his 2008 bonus, Mr. Flaherty received $2 million in cash and a grant of 57,025 performance-based restricted stock units in January 2009. This grant of performance units is described in the Grants of Plan-Based Awards table below and the accompanying narrative. With respect to his 2007 bonus, Mr. Flaherty received $2 million in cash and a grant of 45,160 performance-based restricted stock units in January 2008.

(5)
Mr. Herzog was appointed as HCP's Executive Vice President—Chief Financial Officer effective April 23, 2009.

(6)
Mr. Klaritch was not a Named Executive Officer for 2007.

(7)
Mr. Wallace resigned as HCP's Executive Vice President—Chief Financial Officer and Treasurer effective March 31, 2009.

(8)
Mr. Doyle served as HCP's interim Principal Financial Officer from April 1, 2009 through April 22, 2009. He resigned as HCP's Senior Vice President—Chief Accounting Officer effective June 30, 2009.

Employment Agreements—Salary and Bonus Amounts

We have entered into an employment agreement with Mr. Flaherty. We do not have employment agreements with our other Named Executive Officers.

The term of Mr. Flaherty's agreement is for three years, with automatic one-year extensions each year unless either party provides notice that the agreement will not be extended. The agreement provides that the Compensation Committee will review Mr. Flaherty's base salary each year and has discretion to increase (but not reduce) his base salary level. The agreement also provides for Mr. Flaherty's target annual bonus to be set at 200% of his base salary, with the Compensation Committee to determine Mr. Flaherty's actual bonus amount each year. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed under the heading "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. The agreement also provides for Mr. Flaherty to participate in HCP's usual benefit programs for senior executives, term life insurance provided by HCP in the aggregate amount of $2,000,000 payable to Mr. Flaherty's beneficiaries and reimbursement of business expenses. Provisions of Mr. Flaherty's agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.

GRANTS OF PLAN-BASED AWARDS DURING 2009

The following table presents information regarding the incentive awards granted to the Named Executive Officers during 2009.

					Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units # (i)	All Other Options Awards: Number of Securities Underlying Options # (j)
		Estimated Future Payments Under Non-Equity Incentive Plan Awards								Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(1) (l)

Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

James F. Flaherty III	N/A	—	—	3,000,000	—	—	—	—	—	—	—
	1/30/09	—	—	—	—	—	—	—	899,745	23.34	2,006,431
	1/30/09	—	—	—	—	109,785	—	—	—	—	2,562,382
	1/30/09(2)	—	—	—	—	57,025	—	—	—	—	1,330,964

Thomas M. Herzog	4/23/09	—	—	—	—	—	—	35,245	—	—	750,014

Paul F. Gallagher	N/A	—	—	780,000	—	—	—	—	—	—	—
	1/30/09	—	—	—	—	—	—	—	286,755	23.34	639,464
	1/30/09	—	—	—	—	53,155	—	—	—	—	1,240,638

Edward J. Henning	N/A	—	—	555,000	—	—	—	—	—	—	—
	1/30/09	—	—	—	—	—	—	—	122,895	23.34	274,056
	1/30/09	—	—	—	—	22,780	—	—	—	—	531,685

Thomas M. Klaritch	N/A	—	—	412,500	—	—	—	—	—	—	—
	1/30/09	—	—	—	—	—	—	—	71,810	23.34	160,136
	1/30/09	—	—	—	—	16,725	—	—	—	—	390,362

Mark A. Wallace	N/A	—	—	555,000	—	—	—	—	—	—	—

George P. Doyle	1/30/09	—	—	—	—	—	—	—	38,475	23.34	85,799
	1/30/09	—	—	—	—	—	—	8,580	—	—	200,257

(1)
The amounts reported in Column (l) of the table reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For the assumptions and methodologies used to value the awards reported in Column (l), see footnote (2) to the Summary Compensation Table above. With respect to equity incentive plan awards, this column reflects the grant date fair value of such awards based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards.

(2)
See footnote (4) to the Summary Compensation Table above.

DESCRIPTION OF PLAN-BASED AWARDS

Non-Equity Incentive Plan Awards

The material terms of the non-equity incentive plan awards reported in the above table are described in the Compensation Discussion and Analysis section above under the heading "Current Executive Compensation Program Elements—Annual Bonuses."

Equity Incentive Plan Awards

Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the 2006 Plan. The 2006 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death or, in certain cases, to family members for tax or estate planning purposes. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the 2006 Plan, if there is a change in control of HCP, each Named Executive Officer's outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be cancelled in exchange for the right to receive a cash payment in connection with the change in control transaction.

In addition, each Named Executive Officer may be entitled to accelerated vesting of his outstanding equity-based awards upon certain terminations of his employment with HCP and/or a change in control of HCP. The terms of this accelerated vesting are described in this section and in the Potential Payments Upon a Termination or Change in Control section below.

Options.    Each option reported in Column (j) of the table above was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with our 2006 Plan and our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

Each option granted to our Named Executive Officers in 2009 is subject to a five-year vesting schedule, with 20% of the option vesting on each of the first five anniversaries of the grant date. If a Named Executive Officer's employment is terminated as a result of the officer's death, disability or retirement, his option will immediately vest and become exercisable. If the Named Executive Officer's employment terminates for any other reason, the unvested portion of his option will immediately terminate. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our Named Executive Officers in 2009 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer's employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer's employment. The Named Executive Officer will generally have three months to exercise the vested portion of the option following a voluntary termination of his employment (other than upon retirement) or a termination by us for cause. This period is extended to eight months if the termination is by us without cause and to three years if the termination was a result of the Named Executive Officer's death, disability or retirement (with a possible extension of up to one year if the Named Executive Officer dies or becomes disabled during the three-year period following retirement).

As in prior years, the options granted to Named Executive Officers during 2009 do not include any dividend rights.

Performance-Based Restricted Stock Units.    Column (g) of the table above reports awards of performance-based restricted stock units ("performance units") granted to our Named Executive Officers for 2009. Each performance unit represents a contractual right to receive one share of our common stock if the performance-based and time-based vesting requirements described below are satisfied.

The performance units become eligible to vest based on HCP's funds from operations per share, or FFO, for the applicable one-year performance period. For purposes of the awards granted in 2009, our FFO is determined by the Compensation Committee under rules prescribed by NAREIT, before taking into account any non-recurring charges incurred by us for (i) strategic or financing transactions approved by our Board of Directors, (ii) impairments, and (iii) contingencies, losses, settlements, and costs and expenses of litigation, provided that the Compensation Committee may provide that FFO as so calculated shall be reduced by the per share amount of any contingencies, losses, settlements, and costs and expenses of litigation during 2009 but only if such a reduction would be neutral or would decrease (as opposed to increase) the portion of the performance units that vest. The performance period is the calendar year for which the award is granted. If the FFO goal established by the Compensation Committee for the performance period is met, all of the performance units will be eligible to vest. If the FFO goal is not met, a portion of the performance units may become eligible to vest as determined on a sliding scale based on actual FFO performance relative to the goal. Any performance units that do not become eligible to vest based on actual FFO performance during the performance period will be cancelled and automatically terminate as of the end of the performance period.

In general, if the Named Executive Officer's employment terminates during the performance period for any reason other than death, disability or retirement, the performance units will immediately terminate. If the Named Executive Officer's employment terminates due to death or disability during the performance period, the performance units will become fully vested regardless of HCP's actual FFO performance. If the Named Executive Officer's employment terminates due to retirement during the performance period, the number of performance units eligible to vest based on actual FFO performance will be determined at the end of the performance period and will become fully vested as of that time. If there is a change in control of HCP during the performance period, the number of performance units eligible to vest based on actual FFO performance will be determined at the end of the performance period and, unless the award is assumed by the successor entity, will become fully vested as of that time.

Performance units that become eligible to vest based on actual FFO performance during the performance period will generally vest at a rate of 20% per year during the five-year period after the grant date, except that the performance units granted to Mr. Flaherty with respect to his bonus for 2008 (referred to in footnote (2) to the table above) that become eligible to vest will become fully vested on the third anniversary of the grant date. If the Named Executive Officer's employment terminates for any reason other than death, disability or retirement after the performance period, any performance units that have not previously vested will terminate. If the Named Executive Officer's employment terminates due to retirement, death or disability after the performance period, any performance units that became eligible to vest based on actual FFO performance will become fully vested as of the termination date. If there is a change in control of HCP after the performance period and the award is not assumed by the successor entity, any performance units that became eligible to vest based on actual FFO performance will become fully vested as of the date of the change in control.

Vested performance units are payable in an equal number of shares of our common stock. Payment will generally be made as the units become vested although the Named Executive Officer may elect to have the units paid on a deferred basis. The Named Executive Officer does not have the right to vote or dispose of the performance units, but does have the right to receive cash payments as dividend equivalents based on the amount of dividends (if any) paid by HCP during the term of the award on a number of shares equal to the number of outstanding and unpaid performance units then subject to the award. Such payments are generally made at the same time the related dividends are paid to our stockholders generally. However, dividend equivalents that would otherwise be paid during the applicable performance period under these awards will instead accrue and be paid at the end of the performance period only if the related performance goals for the award are satisfied.

The performance period for each performance unit award listed in the table above was the 2009 calendar year. The Compensation Committee has determined that HCP's actual FFO performance met the FFO goal for 2009. Accordingly, 100% of the performance units subject to these awards became eligible to vest as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2009, including the vesting dates for the portions of these awards that had not vested as of that date.

		Option Awards				Stock Awards

Name (a)	Award Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

James F. Flaherty III	3/15/04	500,000	—	27.52	3/15/14	—	—	—	—
	1/28/05	384,336	96,084(2)	25.52	1/28/15	11,530(2)	352,126	—	—
	10/26/05	—	—	—	—	11,700(3)	357,318	—	—
	2/3/06	325,344	216,896(4)	27.11	2/3/16	17,400(4)	531,396	—	—
	8/14/06	—	—	—	—	271,085(5)	8,278,936	—	—
	1/26/07	67,072	100,608	39.72	1/26/17	29,712(6)	907,404	—	—
	1/26/07	—	—	—	—	113,200(7)	3,457,128	—	—
	1/25/08	149,492	597,968(8)	31.95	1/25/18	69,552(8)	2,124,118	—	—
	1/25/08	—	—	—	—	45,160(9)	1,379,186	—	—
	1/30/09	—	899,745(10)	23.34	1/30/19	—	—	109,785(10)	3,352,834
	1/30/09	—	—	—	—	—	—	57,025(11)	1,741,544

Thomas M. Herzog	4/23/09	—	—	—	—	35,245(12)	1,076,382	—	—

Paul F. Gallagher	3/15/04	58,180	—	27.52	3/15/14	—	—	—	—
	1/28/05	70,776	17,694(2)	25.52	1/28/15	3,302(2)	100,843	—	—
	2/3/06	42,486	28,324(4)	27.11	2/3/16	5,300(4)	161,862	—	—
	1/26/07	22,560	33,840(6)	39.72	1/26/17	9,996(6)	305,278	—	—
	1/25/08	26,814	107,256(8)	31.95	1/25/18	18,952(8)	578,794	—	—
	1/30/09	—	286,755(10)	23.34	1/30/19	—	—	53,155(10)	1,623,354

Edward J. Henning	3/15/04	58,180	—	27.52	3/15/14	—	—	—	—
	1/28/05	68,200	17,050(2)	25.52	1/28/15	3,182(2)	97,178	—	—
	2/3/06	31,818	21,212(4)	27.11	2/3/16	3,972(4)	121,305	—	—
	1/26/07	16,952	25,428(6)	39.72	1/26/17	7,512(6)	229,416	—	—
	1/25/08	18,508	74,032(8)	31.95	1/25/18	13,080(8)	399,463	—	—
	1/30/09	—	122,895(10)	23.34	1/30/09	—	—	22,780(10)	695,701

Thomas M. Klaritch	10/2/03	50,000	—	23.50	10/2/13	—	—	—	—
	3/15/04	14,540	—	27.52	3/15/14	—	—	—	—
	1/28/05	—	—	—	—	3,196(2)	97,606	—	—
	2/3/06	19,026	12,684(4)	27.11	2/3/16	2,376(4)	72,563	—	—
	1/26/07	9,880	14,820(6)	39.72	1/26/17	4,374(6)	133,582	—	—
	1/25/08	9,585	38,340(8)	31.95	1/25/18	8,512(8)	259,956	—	—
	1/30/09	—	71,810(10)	23.34	1/30/19	—	—	16,725(10)	510,782

Mark A. Wallace	1/28/05	—	—	—	—	3,182(13)	97,178	—	—
	2/3/06	—	—	—	—	2,088(13)	63,768	—	—
	1/26/07	—	—	—	—	2,738(13)	83,619	—	—
	1/25/08	—	—	—	—	4,110(13)	125,519	—	—

George P. Doyle	1/28/05	—	—	—	—	768(14)	23,455	—	—
	2/3/06	—	—	—	—	590(14)	18,019	—	—
	1/26/07	—	—	—	—	1,026(14)	31,334	—	—
	1/25/08	—	—	—	—	1,292(14)	39,458	—	—
	1/30/09	—	—	—	—	1,716(14)	52,407	—	—

(1)
The dollar amounts shown in Columns (h) and (j) are determined by multiplying the number of shares or units reported in Columns (g) and (i), respectively, by $30.54 (the closing price of our common stock on the last trading day of fiscal 2009).

(2)
The unvested portions of these awards were scheduled to vest in one installment on January 28, 2010.

(3)
The unvested portion of this award was scheduled to vest in one installment on October 26, 2010.

(4)
The unvested portions of these awards were scheduled to vest in two installments on February 3, 2010 and February 3, 2011.

(5)
The unvested portion of this award was scheduled to vest in eleven annual installments commencing on Mr. Flaherty's attaining age 55 and ending on Mr. Flaherty's attaining age 65. Mr. Flaherty is currently age 52.

(6)
The unvested portions of these awards were scheduled to vest in three installments on January 26, 2010, January 26, 2011 and January 26, 2012.

(7)
The unvested portion of this award was scheduled to vest in one installment on January 26, 2010.

(8)
The unvested portions of these awards were scheduled to vest in four installments on January 25, 2010, January 25, 2011, January 25, 2012 and January 25, 2013.

(9)
The unvested portion of this award was scheduled to vest in one installment on January 25, 2011.

(10)
The unvested portions of these awards were scheduled to vest in five installments on January 30, 2010, January 30, 2011, January 30, 2012, January 30, 2013 and January 30, 2014.

(11)
The unvested portion of this award was scheduled to vest in one installment on January 30, 2012.

(12)
The unvested portion of this award was scheduled to vest in three installments on April 23, 2010, April 23, 2011 and April 23, 2012.

(13)
The unvested portions of these awards were scheduled to vest in one installment each on the anniversary of their respective grant dates that occurs in 2010 pursuant to the terms of Mr. Wallace's Resignation and Consulting Agreement dated February 28, 2009.

(14)
The unvested portions of these awards were scheduled to vest in one installment each on the anniversary of their respective grant dates that occurs in 2010 pursuant to the terms of Mr. Doyle's Resignation and Consulting Agreement dated June 1, 2009.

OPTION EXERCISES AND STOCK VESTED DURING 2009

The following table presents information regarding the exercise of stock options by Named Executive Officers during 2009, and on the vesting of other stock awards during 2009 that were previously granted to the Named Executive Officers.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)

James F. Flaherty III	300,000	3,810,000	139,994	3,483,548

Thomas M. Herzog	—	—	—	—

Paul F. Gallagher	—	—	15,766	365,139

Edward J. Henning	40,000	527,200	12,686	293,835

Thomas M. Klaritch	—	—	8,406	201,591

Mark A. Wallace	—	—	16,118	361,398

George P. Doyle	7,351	25,276	4,676	108,055

(1)
The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with HCP and/or a change in control of HCP. In addition to the benefits described below, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of HCP under the terms of our 2000 Stock Incentive Plan (the "2000 Plan") and 2006 Plan.

James F. Flaherty III

Mr. Flaherty's employment agreement, described above under the heading "Employment Agreements—Salary and Bonus Amounts," provides for certain benefits to be paid to Mr. Flaherty in connection with a termination of his employment with HCP under the circumstances described below.

Severance Benefits—Termination of Employment.    In the event Mr. Flaherty's employment is terminated during the employment term either by HCP pursuant to a "Termination Other Than For Cause" or by Mr. Flaherty pursuant to a "Termination For Good Reason" (as those terms are defined in his employment agreement), Mr. Flaherty will be entitled to severance pay that includes (1) a lump sum cash payment equal to two times the sum of (a) Mr. Flaherty's base salary (at the greater of the highest annualized rate in effect in the year preceding the termination date or the year in which the termination date occurs), plus (b) the greater of Mr. Flaherty's target bonus for the year in which the termination occurs or the highest annual bonus he received in any of the preceding three years; (2) a pro-rata portion of Mr. Flaherty's target bonus for the year of the termination; and (3) continued medical, dental and vision benefits for Mr. Flaherty and his family members and continued payment by HCP of the premiums for Mr. Flaherty's term life insurance for two years after the termination. In addition, Mr. Flaherty's equity-based awards (other than performance-based awards) will generally become fully vested, to the extent then outstanding and not otherwise vested, in connection with such a termination of employment, and any stock options granted on or after the date of the employment agreement that are so accelerated will remain exercisable until the later of three years after the date Mr. Flaherty's employment terminates or the date specified in the applicable plan or award agreement (but in no event later than the expiration date of the option). Any of Mr. Flaherty's equity-based awards that are then outstanding and subject to performance-based vesting requirements will continue in accordance with their terms with respect to the performance requirements, although such awards will become fully vested with respect to any time-based vesting requirements.

Severance Benefits—Termination of Employment in Connection with a Change in Control.    In the event Mr. Flaherty's employment is terminated during the employment term pursuant to a "Termination Upon a Change in Control" (as defined in his employment agreement), Mr. Flaherty will be entitled to the severance benefits described above except that the severance multiplier to determine the amount of Mr. Flaherty's lump sum cash payment will be three, and the period of continued medical, dental and vision benefits for Mr. Flaherty and his family members and continued payment of Mr. Flaherty's term life insurance premiums will be three years. In addition, Mr. Flaherty will become fully vested in his accrued benefits under HCP's retirement arrangements (or be entitled to a cash payment equal to the value of such accelerated vesting) and will be entitled to payment of an amount equal to the present value of the matching contributions HCP would have made to Mr. Flaherty's account under HCP's 401(k) plan had Mr. Flaherty remained employed by HCP for the three years after the date his employment terminated and made the maximum elected deferral contributions permitted under the 401(k) plan. In the event that Mr. Flaherty's benefits are subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986 ("Section 280G"), HCP will make an additional payment to him so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due (a "gross-up payment").

Severance Benefits—Death or Disability.    In the event Mr. Flaherty's employment is terminated during the employment term due to his death or disability (as defined in his employment agreement), Mr. Flaherty will be entitled to a pro-rata portion of his target bonus for the year of the termination, the accelerated vesting of equity-based awards and post-termination exercise period for options described above and continued medical, dental and vision benefits for Mr. Flaherty and his family members for one year after termination.

Retention and Supplemental Retirement Grant.    In addition, the restricted stock units granted to Mr. Flaherty on August 14, 2006 described in the Compensation Discussion and Analysis section above are subject to partial acceleration if Mr. Flaherty's employment is terminated by HCP without cause, by Mr. Flaherty for good reason, due to Mr. Flaherty's death or disability, or in certain other circumstances. The percentage of the restricted stock units that will vest varies depending on Mr. Flaherty's age at the time his employment terminates and whether the termination occurs within the two-year period following a change in control of HCP. In all events, Mr. Flaherty will vest in 100% of the restricted stock units only if he remains employed with HCP through age 65.

Restrictive Covenants.    Pursuant to Mr. Flaherty's employment agreement, he has agreed not to disclose any confidential information of HCP at any time during or after his employment with HCP. In addition, Mr. Flaherty has agreed that, for a period of one year following a termination of his employment with HCP, he will not solicit HCP's employees or customers or materially interfere with any of HCP's business relationships.

Other Named Executive Officers

CIC Plan.    Each of the Named Executive Officers (other than Mr. Flaherty) currently employed with HCP participates in the CIC Plan. For each of the Named Executive Officers participating in the CIC Plan, the "severance multiplier" referred to in the following description of the CIC Plan benefits is two.

Under the CIC Plan, if a change in control of HCP occurs during the term of the CIC Plan and a participant's employment with HCP is terminated by HCP without cause or by the participant for good reason within the two year period following the change in control, the participant will generally be entitled to receive the following benefits: (1) a cash lump sum payment equal to the participant's "severance multiplier" times the sum of (i) the participant's base salary plus (ii) the greater of one-third of the participant's base salary or the participant's average annual bonus for the preceding three years (based only on complete fiscal years in which the participant was employed); (2) a lump sum cash payment equal to the expected cost of COBRA premiums for medical coverage for the number of years represented by the "severance multiplier"; (3) if not then fully-vested, full vesting in the participant's benefits under HCP's non-qualified retirement plans plus a lump sum cash payment equal to the participant's then unvested benefits under HCP's 401(k) plan; and (4) a lump sum cash payment equal to the participant's prorated annual bonus amount for the year of termination (with the "annual bonus amount" being determined as described in clause (1)(ii) above). (For these purposes, the terms "cause," "good reason" and "change in control" are each defined in the CIC Plan.) In addition, the participant's equity-based awards (other than performance-based awards), to the extent then outstanding and not otherwise vested, will generally become fully vested, and the participant's outstanding stock options will generally remain exercisable for one year after the date of termination of the participant's employment (but in no event later than the expiration date of the option). The participant's equity-based awards that are then outstanding and subject to performance-based vesting requirements will continue in accordance with their terms with respect to the performance requirements, although such awards will become fully vested with respect to any time-based vesting requirements. The participant will also be entitled to a full gross-up for any excise taxes imposed under Section 280G on the benefits payable to the participant in connection with the change in control (unless a reduction in the amount of the benefits by not more than $25,000 will avoid the imputation of those taxes). A participant's right to receive benefits under the CIC Plan is subject to the execution of a release of claims in favor of HCP upon the termination of the participant's employment. Participants are also subject to confidentiality, non-solicitation and non-competition restrictive covenants under the CIC Plan.

Estimated Severance and Change in Control Benefits

Severance Benefits.    The following chart presents HCP's estimate of the amount of the benefits to which Mr. Flaherty would have been entitled had his employment terminated under the circumstances described above (other than in connection with a change in control of HCP) on December 31, 2009.

	Termination by HCP Without Cause or by Mr. Flaherty for Good Reason				Termination due to Mr. Flaherty's Death or Disability

Name	Cash Severance(1)	Continuation of Health/Life Benefits	Equity Acceleration(2)	Total	Continuation of Health Benefits	Equity Acceleration(2)	Total

James F. Flaherty III	$10,192,608	$47,925	$23,232,143	$33,472,676	$22,473	$23,232,143	$23,254,616

(1)
As noted above, Mr. Flaherty's annual bonus has in the past been awarded, in part or in full, as a grant of performance-based restricted stock units. In determining the cash severance amount, we have included the dollar value determined by our Compensation Committee at the time of making this grant. Mr. Flaherty would have been entitled to the full amount of his bonus for the 2009 fiscal year if he were employed by us through December 31, 2009, so the pro-rata bonus provisions described above would not apply.

(2)
These columns report the intrinsic value of the unvested portions of Mr. Flaherty's awards that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $30.54 (the closing price of our common stock on December 31, 2009) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock and restricted stock unit awards, this value is calculated by multiplying $30.54 by the number of shares or units subject to the accelerated portion of the award. As to the restricted stock units awarded to Mr. Flaherty during 2009 reported in the Grants of Plan-Based Awards table above that are subject to both time-based and performance-based vesting requirements, the time-based vesting requirements would be waived but the awards would continue to be subject to the performance-based vesting requirements if Mr. Flaherty's employment had terminated under the circumstances described above. We have included the value related to accelerated vesting of these awards in the table above as the performance-based vesting requirements for the period ended December 31, 2009 were satisfied.

Change in Control Severance Benefits.    The following chart presents HCP's estimate of the amount of the benefits to which each of the Named Executive Officers would have been entitled had a change in control of HCP occurred on December 31, 2009 (and, as applicable, the executive's employment with HCP had terminated under the circumstances described above on such date):

Name	Cash Severance(1)	Continuation of Health/Life Benefits(2)	Equity Acceleration(3)	Section 280G Gross-Up(4)	Total

James F. Flaherty III	$15,318,312	$71,888	$23,894,458	$8,763,647	$48,048,305

Thomas M. Herzog	$ 938,000	$44,945	$ 1,076,382	$ —	$ 2,059,327

Paul F. Gallagher	$ 1,710,000	$44,945	$ 5,020,742	$ —	$ 6,775,687

Edward J. Henning	$ 1,430,000	$44,945	$ 2,586,256	$ —	$ 4,061,201

Thomas M. Klaritch	$ 1,238,377	$44,945	$ 1,635,027	$ —	$ 2,918,349

(1)
In each case, the Named Executive Officer would have been entitled to the full amount of his bonus for the 2009 fiscal year if he were employed by us through December 31, 2009, so the pro-rata bonus provisions described above would not apply. See footnote (1) to the preceding table under "Severance Benefits" regarding the calculation of Mr. Flaherty's annual bonus for these purposes. For Mr. Flaherty, the cash severance amount also includes $29,400, which represents the approximate present value on December 31, 2009 of the matching contributions HCP would have made to his account under HCP's 401(k) plan had he remained employed by HCP for the three years after the date his employment terminated and made the maximum elected deferral contributions permitted under the 401(k) plan.

(2)
For Mr. Flaherty, this amount represents the cost of providing continuing medical, dental and vision benefits for him and his family members, as well as term life insurance for him, for a period of three years. For the other Named Executive Officers, these amounts represent the aggregate cost of the premiums that would be charged to each individual to continue health coverage for two years pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for such individual and his eligible dependents (to the extent that such dependents were receiving health benefits prior to the individual's termination date).

(3)
See footnote (2) to the preceding table under "Severance Benefits" for the manner of calculating equity acceleration value. As to the restricted stock units awarded to the Named Executive Officers during 2009 reported in the Grants of Plan-Based Awards During 2009 table above that are subject to both time-based and performance-based vesting requirements, the time-based vesting requirements would be waived but the awards would continue to be subject to the performance-based vesting requirements if the executive's employment had terminated under the circumstances described above. We have included the value related to accelerated vesting of these awards in the table above as the performance-based vesting requirements for the period ended December 31, 2009 were satisfied.

(4)
For purposes of estimating the Section 280G excise tax and corresponding gross-up amounts, we have assumed that the Named Executive Officer's outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control. The value of this acceleration (and thus the amount of the additional payment) would be slightly higher if the accelerated awards were assumed by the acquiring company rather than terminated upon the transaction.

Resignation and Consulting Agreement with Mr. Wallace.    As noted above, Mr. Wallace resigned as HCP's Executive Vice President—Chief Financial Officer and Treasurer effective March 31, 2009. In connection with his resignation, Mr. Wallace entered into a resignation and consulting agreement with HCP. The agreement provides for Mr. Wallace to receive a bonus payment of $92,500 with respect to his service during the first three months of 2009 and a consulting fee of $60,000 per month for the twelve-month period commencing April 1, 2009. Mr. Wallace will be entitled to continued vesting of his outstanding restricted stock and restricted stock unit awards during that twelve-month consultancy period and to payment by HCP of his COBRA premiums for up to 18 months following his resignation. His outstanding stock options, to the extent not vested on March 31, 2009, terminated on that date. The agreement also includes a mutual release of claims by Mr. Wallace and HCP, as well as certain confidentiality and non-solicitation covenants by Mr. Wallace for the benefit of HCP. The payments made to Mr. Wallace for 2009 under the agreement are reported in the Summary Compensation Table and accompanying footnotes above.

Resignation and Consulting Agreement with Mr. Doyle.    As noted above, Mr. Doyle resigned as HCP's Senior Vice President—Chief Accounting Officer effective June 30, 2009. In connection with his resignation, Mr. Doyle entered into a resignation and consulting agreement with HCP. The agreement provides for Mr. Doyle to receive a lump sum payment of $175,000 upon the termination of his employment and a consulting fee of $35,000 per month for the seven-month period commencing July 1, 2009. Mr. Doyle will be entitled to continued vesting of his outstanding restricted stock and restricted stock unit awards during that seven-month consultancy period and to payment by HCP of his COBRA premiums for up to 18 months following his resignation. His outstanding stock options, to the extent not vested on June 30, 2009, terminated on that date. The agreement also includes a mutual release of claims by Mr. Doyle and HCP, as well as certain confidentiality and non-solicitation covenants by Mr. Doyle for the benefit of HCP. The payments made to Mr. Doyle for 2009 under the agreement are reported in the Summary Compensation Table and accompanying footnotes above.

 EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for each of HCP's equity compensation plans, the number of shares of common stock subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2009.

Plan category	Number of securities to be issued upon exercise of outstanding options and vesting of restricted stock units (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (c)

Equity compensation plans approved by security holders	7,666,625(1)	$27.49(2)	10,863,120(3)

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Totals	7,666,625	$27.49	10,863,120

(1)
Of these shares, 6,686,618 shares were subject to outstanding stock options and 980,007 shares were subject to outstanding restricted stock units. This number does not include 508,741 shares that were subject to then-outstanding, but unvested, restricted stock awards because those securities have been subtracted from the number of securities remaining available for future issuance under Column (c).

(2)
This weighted-average exercise price does not reflect the 980,007 shares that will be issued upon the payment of outstanding restricted stock units.

(3)
Of the aggregate number of shares that remained available for future issuance, all were available under the 2006 Plan. Subject to certain express limits of the 2006 Plan, shares available for award purposes under the 2006 Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, and other forms of awards granted or denominated in shares of our common stock including, without limitation, stock bonuses, restricted stock, restricted stock units and performance shares. No new awards may be granted under the 2000 Plan.

CERTAIN TRANSACTIONS

Transactions with Related Persons

Our policies and procedures for the review, approval or ratification of related person transactions are as follows: possible related person transactions are first screened by our legal department for materiality and then sent to the Audit Committee for review. The Audit Committee's charter states that the Audit Committee shall discuss with management and the independent auditor any related person transactions brought to the Audit Committee's attention which could reasonably be expected to have a material impact on our financial statements. In determining whether to approve or reject a related person transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's economic interest in the transaction. Audit Committee review and approval of related person transactions is evidenced in the minutes of the applicable Audit Committee meeting. For purposes of Audit Committee approval, a related person transaction is defined as any transaction that is required to be reported under Item 404 of SEC Regulation S-K.

The Audit Committee approved all related person transactions that occurred since January 1, 2009. Other than the transactions involving Mr. Klaritch that are identified below, the amounts involved in all transactions involving related persons are below disclosure thresholds established by the SEC under Item 404(a) of Regulation S-K, or the executive officer or director or his or her family member does not have a direct or indirect material interest, as that term is used in SEC rules, in the transaction.

Mr. Klaritch, an Executive Vice President of the Company, was previously a senior executive and limited liability company member of MedCap Properties, LLC, which was acquired in October 2003 by HCP and a joint venture of which HCP was the managing member. As part of that transaction, MedCap Properties, LLC contributed certain property interests to a newly-formed entity, HCPI/Tennessee, LLC, in exchange for DownREIT units. In connection with the transactions, Mr. Klaritch received 113,431 non-managing member units in HCPI/Tennessee, LLC in a distribution of his interests in MedCap Properties, LLC. Each DownREIT unit is redeemable for an amount of cash approximating the then-current market value of two shares of HCP's common stock or, at HCP's option, two shares of HCP's common stock (subject to certain adjustments, such as stock splits, stock dividends and reclassifications). In addition, the HCPI/Tennessee, LLC agreement provides for a "make-whole" payment, intended to cover grossed-up tax liabilities, to the non-managing members upon the sale of certain properties acquired by HCPI/Tennessee, LLC in the MedCap transactions and other events.

The HCPI/Tennessee, LLC agreement was amended, with an effective date of January 1, 2007, to change the allocation of the taxable income among the members, to more closely correspond with the relative cash distributions each member receives. Previously, taxable income was allocated disproportionately to the non-managing members to reflect the priority rights of the non-managing member unit holders in distributions of cash. The amendment has no effect on the amounts of cash distributions to the non-managing members.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities. These persons are required by SEC regulations to furnish us with copies of all of these reports that they file. To our knowledge, based solely on our review of the copies of such reports, including any amendments thereto, furnished to us and written responses to annual directors' and officers' questionnaires, no other reports were required and all Section 16(a) filing requirements applicable to our Section 16(a) persons were timely filed, except for one Form 5 filed by Mr. Flaherty to report a gift transaction.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that refer to future filings for additional information, including specifically to this Proxy Statement, in whole or in part, the following report by the Audit Committee shall not be considered to be incorporated into, or a part of, any such filings.

The Audit Committee of the Board of Directors is comprised of four directors and operates under a written charter adopted by the Board of Directors, as required by the rules of the New York Stock Exchange. The members of the Audit Committee are Mr. Fanning, Ms. Garvey, Ms. Martin and Mr. Sullivan. HCP's Board has determined, in accordance with its categorical standards and applicable rules of the NYSE and the SEC, that each member of the Audit Committee is "independent" within the meaning of the NYSE and SEC rules.

The primary purpose of the Audit Committee are to assist the Board with its oversight responsibilities regarding: (i) the integrity of HCP's financial statements and internal control over financial reporting;

(ii) HCP's compliance with legal and regulatory requirements; (iii) the independent auditor's qualifications and independence; and (iv) the performance of HCP's independent auditor and internal audit function.

Management is responsible for the preparation, presentation and integrity of HCP's financial statements as well as its financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of HCP's annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles, performing an audit of HCP's internal control over financial reporting and reviewing the quarterly financial statements. The members of the Audit Committee are not full-time employees of HCP and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent auditors. Accordingly, the Audit Committee's considerations and discussions referred to below do not assure that the audit of HCP's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that HCP's auditors are in fact "independent."

In the performance of its oversight function, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that HCP's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. HCP's independent auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors' communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors that firm's independence.

Based upon the Audit Committee's discussions with management and the independent auditors and the Audit Committee's review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in HCP's Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.

Audit Committee

Christine N. Garvey (Chair)	Robert R. Fanning, Jr.	Lauralee E. Martin	Joseph P. Sullivan

 AUDIT AND NON-AUDIT FEES

Independent Auditor Fee Information

The following table shows information about fees billed by Ernst & Young LLP ("E&Y") during or related to 2009 and 2008. E&Y served as HCP's independent registered public accounting firm during such years.

	2009 ($ in thousands)	Percentage of 2009 Services Approved by Audit Committee	2008 ($ in thousands)	Percentage of 2008 Services Approved by Audit Committee

Audit Fees(1)	$1,995	100%	$2,253	100%

Audit-Related Fees(2)	406	100	437	100

Tax Fees(3)	1,055	100	1,197	100

All Other Fees	—	—	—	—

Totals	$3,456	n/a	$3,887	n/a

(1)
Audit fees include fees and out-of-pocket expenses billed for the audit of our annual financial statements and internal control over financial reporting, the review of the interim financial statements included in our Quarterly Reports on Form 10-Q, and other SEC registration statement and consent services. In addition, the amounts provided in the table for 2008 include approximately $300,000 that was not included in the "Fees Paid to Independent Auditors" table included in our proxy statement for our 2008 annual meeting of stockholders because such amount was not billed until subsequent to the filing of our 2008 proxy statement.

(2)
Audit-related fees include fees for the separate audits of our consolidated subsidiaries and unconsolidated joint ventures, as well as agreed-upon-procedures related to our filing of the June 30, 2008 Form 10-Q under XBRL.

(3)
Tax fees include fees for tax return review and consultation, including REIT qualification matters.

The Audit Committee considered whether the provision of the non-audit services by E&Y to HCP was compatible with maintaining the independence of E&Y and concluded that the independence of E&Y was not compromised by the provision of such services. The Audit Committee must pre-approve all audit and permissible non-audit services performed by the independent auditor, although such approval may be delegated to a subcommittee of the Audit Committee, provided that any pre-approvals made by a subcommittee related to audit and permissible non-audit services are presented to the full Audit Committee at its next scheduled meeting.

CODE OF BUSINESS CONDUCT AND ETHICS

HCP has adopted a Code of Business Conduct and Ethics that applies to all of its directors and employees, including the CEO and all senior financial officers, including the Company's principal financial officer, principal accounting officer and controller. The Code of Business Conduct and Ethics is posted in the Investor Relations—Corporate Governance section of our website at www.hcpi.com. Waivers from, and amendments to, our Code of Business Conduct and Ethics that apply to our directors, executive officers, other principal financial officers or persons performing similar functions will be timely posted in the Investor Relations—Corporate Governance section of our website at www.hcpi.com.

 ELECTION OF DIRECTORS
(Proxy Item No. 1)

Pursuant to our Charter and Bylaws, our number of directors is currently set at eleven. Mr. Fanning has indicated that he will retire at the end of his current term, which will expire prior to the Annual Meeting. The Board intends to reduce the size of the Board of Directors from eleven to ten immediately following the Annual Meeting. Accordingly, the Board of Directors will consist of ten directors at and following the Annual Meeting, and only ten nominees have been nominated. Each of the ten directors elected at the Annual Meeting will serve until the 2011 annual meeting of stockholders and until he or she is succeeded by another qualified director who has been elected or until his or her earlier resignation or removal.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated James F. Flaherty III, Christine N. Garvey, David B. Henry, Lauralee E. Martin, Michael D. McKee, Harold M. Messmer, Jr., Peter L. Rhein, Kenneth B. Roath, Richard M. Rosenberg and Joseph P. Sullivan for election to the Board. Unless you specifically withhold authority in the proxy you submit for the election of any of these directors, the persons named in the proxy will vote FOR the election of Ms. Garvey, Ms. Martin and Messrs. Flaherty, Henry, McKee, Messmer, Rhein, Roath, Rosenberg and Sullivan.

Directors are elected by a plurality of the votes cast by holders of shares entitled to vote on the proposal at the Annual Meeting. HCP has adopted a policy whereby any nominee for director who receives a number of WITHHOLD votes greater than 50% of the shares of HCP common stock entitled to vote at the annual meeting will tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to our Board of Directors the action to be taken with respect to such offer of resignation.

Pursuant to recent amendments to the NYSE rules, beginning this year brokers will not have discretion to vote your shares on the election of directors. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the ten director nominees at the Annual Meeting.

Each of the nominees for election has consented to be named in this Proxy Statement and to serve as a director if elected. If any nominee becomes unavailable for any reason (which is not anticipated), your proxy may be voted for such other person or persons as may be determined by the holders of such proxies or for the balance of the nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

Our Board of Directors recommends that you vote FOR each of the ten nominees for director.

 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR
(Proxy Item No. 2)

The Audit Committee recently conducted a comprehensive process to determine HCP's independent auditor for the fiscal year ending December 31, 2010. The Audit Committee invited four national accounting firms to participate in this process, including E&Y, HCP's independent auditor since May 2002. As a result of this process and following careful deliberation and approval by the Audit Committee, Deloitte & Touche LLP was engaged on March 3, 2010 as HCP's independent auditor for the remainder of HCP's fiscal year ending December 31, 2010, and the Audit Committee is submitting its selection for ratification by our stockholders. On March 1, 2010, the Audit Committee informed E&Y that it would be dismissed as HCP's independent auditor.

E&Y's reports on HCP's consolidated financial statements for the fiscal years ended December 31, 2008 and December 31, 2009 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2008 and December 31, 2009 and in the subsequent interim period through March 1, 2010, there were (i) no disagreements between HCP and E&Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to E&Y's satisfaction, would have caused E&Y to make reference to the subject matter of the disagreement in connection with its reports for such years and interim period, and (ii) no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K during the two most recent fiscal years or the subsequent interim period.

During the fiscal years ended December 31, 2008 and December 31, 2009 and in the subsequent interim period through March 1, 2010, neither HCP nor anyone on its behalf has consulted with Deloitte & Touche LLP regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on HCP's financial statements, (iii) any matter that was the subject of a "disagreement" within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iv) any "reportable event" within the meaning of Item 304(a)(1)(v) of Regulation S-K.

In accordance with Item 304(a)(3) of Regulation S-K, HCP provided E&Y with a copy of the disclosures HCP made in a Current Report on Form 8-K filed with the SEC on March 4, 2010 (the "Form 8-K") prior to the time the Form 8-K was filed with the SEC. HCP requested that E&Y furnish it with a letter addressed to the SEC stating whether or not E&Y agrees with the statements made in the Form 8-K. A copy of such letter, dated March 4, 2010, is filed as Exhibit 16.1 to the Form 8-K, and is incorporated herein by reference.

If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will consider the appointment of other independent auditors. The Audit Committee retains the power to replace the independent auditors whose appointment was ratified by stockholders if the Audit Committee determines that the best interests of HCP warrant a change of its independent auditors.

Representatives of E&Y and Deloitte & Touche LLP are expected to be present at the Annual Meeting and will each have an opportunity to make a statement if such representative desires to do so. Both representatives are expected to be available to respond to appropriate questions.

Our Board of Directors recommends that you vote "FOR" ratification of the appointment of Deloitte & Touche LLP as HCP's independent auditor for the year ending December 31, 2010.

 STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTE
STANDARD FOR ELECTION OF DIRECTORS
(Proxy Item No. 3)

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, which has represented that it owns 4,436 shares of the Company's common stock, has given notice of its intention to present a proposal at the Annual Meeting. The proposal and the proponent's supporting statement appear below in italics. The text and information provided by the proponent has not been endorsed or verified by HCP. If the stockholder proposal is not properly presented at the Annual Meeting, it will not be considered or voted on at the Annual Meeting.

The Board of Directors strongly opposes adoption of the proposal and asks stockholders to review the Board's response, which follows the proposal and the proponent's supporting statement.

The affirmative vote of a majority of all of the votes cast on the matter at the Annual Meeting is required to approve this proposal.

Our Board of Directors unanimously recommends that you vote AGAINST the stockholder proposal.

Director Election Majority Vote Standard Proposal

Resolved;  That the shareholders of HCP, Inc. ("Company") hereby request that the Board of Directors initiate the appropriate process to amend the Company's governance documents (charter or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, HCP's director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. HCP presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are "withheld" from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, a strong majority of the nation's leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and Safeway have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. However, HCP has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more "withhold" votes than "for" votes. The plurality vote standard remains in place.

We believe that a post-election director resignation policy without a majority vote standard in Company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the Board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the Board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

BOARD OF DIRECTORS' STATEMENT AGAINST STOCKHOLDER PROPOSAL

The Board of Directors believes that HCP's existing governance structure, including its director resignation policy described below, adequately addresses the concerns raised by the proposal. After careful consideration, the Board of Directors recommends a vote AGAINST the stockholder proposal for the following reasons:

The Board Has Proactively Sought Out Opportunities to Promote Active Stockholder Participation, Including by Adopting a Director Resignation Policy

Board accountability in a well-designed voting system for the election of directors is important to the Company. In fact, the Board proactively sought out opportunities to promote active stockholder participation regarding the election of directors when it took action to declassify the Board by amending our Bylaws and proposing an amendment to our Charter which was subsequently approved by our stockholders at the 2004 annual meeting. As a result of these amendments, all directors are now subject to election by our stockholders at each annual meeting. In addition, in advance of our 2006 annual meeting, the Board adopted a director resignation policy for director nominees who do not receive majority support. HCP's policy provides that, in an uncontested election, any director nominee who receives a number of WITHHOLD or AGAINST votes greater than 50% of the shares of HCP common stock entitled to vote at an annual meeting will tender his or her resignation to the Board. The Nominating and Corporate Governance Committee would evaluate the best interests of the Company and our stockholders and recommend to the Board the action to be taken with respect to any such tendered resignation. HCP's policy is set forth in the HCP, Inc. Corporate Governance Guidelines, which may be viewed on the Investor Relations—Corporate Governance section of our website at www.hcpi.com. By allowing our stockholders to express their preferences regarding director nominees, HCP's director resignation policy already accomplishes the primary objective of the stockholder proposal of providing stockholders a meaningful voice in the director election process, thereby making the adoption of a majority vote standard unnecessary.

Adopting Proponent's Proposal May Have Unintended Negative Consequences

In this challenging environment, the proponent's proposal has the potential to increase the influence of certain one-issue activist groups by forcing the Board to follow the dictates of these groups or by distracting management who now find themselves having to engage in expensive solicitation campaigns at each annual meeting on issues that are unessential to the business objectives of the Company. Under the proponent's standard, any incumbent director who does not receive a majority vote for re-election would be an unelected holdover director under Maryland law and any new nominee would not be elected, in each case resulting in failed elections. Such results may have the unintended consequence of destabilizing the Board and increasing the likelihood that the Company would lose qualified directors or those with expertise necessary to satisfy SEC and NYSE requirements. It is in keeping with the Board's fiduciary duties to retain some flexibility to consider and negotiate these matters on behalf of the Company and its stockholders on a case-by-case basis rather than effectively abdicating these decisions to influential special interests groups.

HCP's Current Process Elects Highly Qualified Directors and a Majority Vote Standard Would Have Had No Effect on Past Director Elections

HCP has a strong corporate governance process designed to identify and propose director nominees who will best serve the interests of the Company and our stockholders. Under our Bylaws, our stockholders have the right to nominate candidates for election as directors. Additionally, the Board maintains a Nominating and Corporate Governance Committee that is composed entirely of independent directors, and all members of the Board, other than our CEO, are independent. The Nominating and Corporate Governance Committee applies a careful and deliberate process in selecting director nominees and has established procedures to consider and evaluate persons recommended by stockholders. These procedures as well as the criteria for the committee to follow when identifying and recommending potential director nominees to the Board are described under the heading "Committees of the Board and Corporate Governance" beginning on page 10 of this Proxy Statement. As a result of these practices, our stockholders have been successful under our current voting standard in consistently electing highly qualified directors, substantially all of whom have been independent within the standards adopted by the SEC and NYSE.

The proponent asserts that under our current voting standard, a nominee can be elected with "as little as a single affirmative vote, even if a substantial majority of the votes cast are 'withheld' from the nominee." However, that remote, theoretical possibility does not accurately reflect the actual results we have experienced using our current voting standard. In fact, during each of the past ten years, the average affirmative vote for directors has been greater than 90 percent of all the shares present and entitled to vote at our annual meetings. Therefore, changing our current voting system to a strict majority voting standard would have had no effect on director elections during the past ten years. The Board of Directors believes that the votes over this period reflect our stockholders' confidence in the Board and in the governance protections the Board has implemented. HCP stockholders have benefited from the outstanding leadership the Board has provided the Company for many years. The Company's average compounded annual total shareholder return during the ten-year period ended December 31, 2009 was 18.2 percent, compared with a 0.95 percent loss for the Standard & Poor's 500 Index.

We are committed to strong corporate governance and have demonstrated this commitment by our prior actions, including the declassification of our Board and the adoption of the director resignation policy many years ago. Our strong corporate governance has been recognized by RiskMetrics Group. According to its February 1, 2010 rankings, HCP is ranked ahead of 93.6% of companies in the Real Estate group, as measured by the RiskMetrics Group Corporate Governance Quotient. We will continue to monitor legislative and other developments regarding majority voting in director elections and may take additional steps in the future consistent with our commitment to act in the best interests of our stockholders. However, because the proposal at issue would not further enhance the ability of our stockholders to impact the outcome of director elections, we do not believe that the proposal is in the best interests of HCP or its stockholders.

FOR ALL OF THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED AGAINST THIS PROPOSAL UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE IN THE PROXY.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR NEXT YEAR'S ANNUAL MEETING

It is currently contemplated that HCP's 2011 annual meeting of stockholders will be held on or about April 28, 2011. In the event that a stockholder desires to have a proposal considered for presentation at the 2011 annual meeting of stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to the Corporate Secretary of HCP so that it is received no later than November 9, 2010. Any such proposal must comply with the requirements of HCP's Bylaws and Rule 14a-8 promulgated under the Exchange Act.

If a stockholder, rather than including a proposal in HCP's proxy statement as discussed above, seeks to nominate a candidate for election or to propose business for consideration at HCP's 2011 annual meeting of stockholders, HCP must receive notice of such proposal no earlier than January 22, 2011 and no later than February 21, 2011. In addition, in the event that we advance the date of the 2011 annual meeting of stockholders by more than thirty (30) days or delay it by more than sixty (60) days from the anniversary date of the Annual Meeting, notice by a stockholder to be timely must be delivered not earlier than the ninetieth (90th) day prior to the 2011 annual meeting of stockholders and not later than the close of business on the later of the sixtieth (60th) day prior to the 2011 annual meeting of stockholders or the tenth (10th) day following the day on which HCP publicly announces the date of the 2011 annual meeting of stockholders. If the notice is not received between these dates and does not satisfy the additional notice requirements set forth in Article II, Section 7(a) of HCP's Bylaws, the notice will be considered untimely and will not be acted upon at the 2011 annual meeting of stockholders.

Proposals and notices should be directed to the attention of the Corporate Secretary, HCP, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806.

DELIVERY TO STOCKHOLDERS SHARING AN ADDRESS

In accordance with rules adopted by the SEC, with respect to stockholders that are receiving a printed copy of our proxy materials, including this Proxy Statement and our 2009 Annual Report to Stockholders, we are delivering only one printed copy of such proxy materials to multiple stockholders sharing the same address unless we have received contrary instructions from one or more of such stockholders. Upon oral or written request, we will promptly deliver a separate copy of this Proxy Statement or the Annual Report to a stockholder at a shared address to which a single copy of these documents was delivered. If you are a stockholder at a shared address to which we delivered a single copy of this Proxy Statement or the Annual Report and you wish to receive a separate copy of any of these documents, or if you would like to notify us that you wish to receive a separate proxy statement or annual report in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of each of these documents and you wish to receive one copy in the future, you may call Broadridge Financial Solutions at (800) 542-1061, or submit your request by mail to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

OTHER MATTERS

Our Board of Directors knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. Other business may properly come before the meeting, and in that event it is the intention of the persons named in the accompanying proxy to vote in their discretion on such matters.

Our Annual Report on Form 10-K, containing audited financial statements, accompanies this Proxy Statement. Upon the written request of any person solicited hereby, HCP will provide a copy to such person, without charge, of HCP's Annual Report on Form 10-K for the year ended December 31, 2009. Such requests should be directed to our Corporate Secretary, HCP, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806.

ALL STOCKHOLDERS ARE URGED TO VOTE IN PERSON OR TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE.

By Order of the Board of Directors
Edward J. Henning Corporate Secretary
Long Beach, California March 12, 2010

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date HCP, INC. M20680-P89981 HCP, INC. 3760 KILROY AIRPORT WAY SUITE 300 LONG BEACH, CA 90806 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. For Against Abstain The Board of Directors recommends that you vote AGAINST the following proposal: The Board of Directors recommends that you vote FOR the following proposal: 2. To ratify the appointment of Deloitte & Touche LLP as HCP's independent auditor for the fiscal year ending December 31, 2010. 3. To consider a stockholder proposal regarding a majority vote standard for director elections, if properly presented at the meeting. For address changes and/or comments, please check this box and write them on the back where indicated. For All Withhold All For All Except 0 0 0 0 0 0 Yes No 0 0 0 0 0 0 01) James F. Flaherty III 02) Christine N. Garvey 03) David B. Henry 04) Lauralee E. Martin 05) Michael D. McKee 06) Harold M. Messmer, Jr. 07) Peter L. Rhein 08) Kenneth B. Roath 09) Richard M. Rosenberg 10) Joseph P. Sullivan 1. Election of Directors Nominees VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you transmit your voting instructions by Internet or telephone, you do NOT need to mail back your proxy card. The Board of Directors recommends that you vote FOR the following: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. NOTE: At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 22, 2010. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. This proxy is revocable and, when properly executed, will be voted in the manner directed herein by the undersigned. If no choice is specified, the proxy (if signed) will be voted "FOR" election to the Board of Directors of all nominees listed in Proposal 1, "FOR" Proposal 2 and "AGAINST" Proposal 3. By signing this proxy, the undersigned stockholder hereby appoints James F. Flaherty III and Peter L. Rhein, and each of them, with full power of substitution, to act as attorneys and proxies of the undersigned and to vote on behalf of the undersigned all shares of common stock of HCP, Inc., which the undersigned is entitled to vote at the 2010 Annual Meeting of Stockholders to be held on Thursday, April 22, 2010 at 9:30 a.m., California time, or any adjournments or postponements thereof. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as set forth on the reverse. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and the 2009 Annual Report are available at http://materials.proxyvote.com/HCP. You can also view these materials at www.proxyvote.com by using the 12-digit control number provided on this proxy card. Continued and to be signed on reverse side M20681-P89981 HCP, INC. ANNUAL MEETING OF STOCKHOLDERS Thursday, April 22, 2010 9:30 a.m., California time Long Beach Marriott 4700 Airport Plaza Drive Long Beach, California 90815

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IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
QUESTIONS AND ANSWERS ABOUT THE MEETING
PRINCIPAL STOCKHOLDERS
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
DIRECTOR COMPENSATION—2009
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
CURRENT EXECUTIVE COMPENSATION PROGRAM ELEMENTS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION OF NAMED EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE - 2007—2009
GRANTS OF PLAN-BASED AWARDS DURING 2009
DESCRIPTION OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009
OPTION EXERCISES AND STOCK VESTED DURING 2009
POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT TO STOCKHOLDERS
AUDIT AND NON-AUDIT FEES
CODE OF BUSINESS CONDUCT AND ETHICS
ELECTION OF DIRECTORS (Proxy Item No. 1)
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR (Proxy Item No. 2)
STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTE STANDARD FOR ELECTION OF DIRECTORS (Proxy Item No. 3)
BOARD OF DIRECTORS' STATEMENT AGAINST STOCKHOLDER PROPOSAL
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING
DELIVERY TO STOCKHOLDERS SHARING AN ADDRESS
OTHER MATTERS